Exhibit 10.2.a

BEFORE THE STATE CORPORATION COMMISSION
OF THE STATE OF KANSAS
In the Matter of the Future Supply, Delivery and Pricing of the Electric Service Provided by Kansas City Power & Light Company	) ) ) )	Docket No. 04-KCPE-1025-GIE

STIPULATION AND AGREEMENT

          As a result of extensive discussions between the Applicant, Kansas City Power & Light Company ("KCPL"), the Staff of the State Corporation Commission of the State of Kansas ("Staff"), Sprint and the Kansas Hospital Association ("KHA") (collectively "the parties"), the parties hereby submit to the State Corporation Commission of the State of Kansas ("Commission") for its consideration and approval the following Stipulation and Agreement ("Agreement"):

I. KANSAS CITY POWER & LIGHT COMPANY'S APPLICATION

          KCPL is a vertically integrated electric utility company under the jurisdiction of the Commission. On May 18, 2004, KCPL filed an Application requesting the Commission open a docket to investigate, through various informal regulatory proceedings, emerging issues expected to affect the supply, delivery and pricing of the electric service provided by KCPL in the future. The issues presented in this proceeding include the following:

A.	The need for additional generating capacity in the KCPL service territory in the next decade;
B.	The mix of new generation that would result in reliable and cost efficient service for Kansas customers;
C.	The desirability of addressing environmental concerns relating to new generation and existing generating facilities;
D.	The investment into a reliable transmission and distribution infrastructure;
E.	The establishment of customer efficiency programs and development of new technologies for energy and account management; and
F.	The adoption of a regulatory plan that will address the comprehensive undertaking being considered by KCPL.

          During the course of these proceedings, KCPL has provided Staff and other parties documents and information, including but not limited to, the following:

a)	A description of KCPL's conservation measures;
b)	A description of KCPL's demand side management efforts;
c)	A copy of KCPL's ten-year generation and load forecasts;
d)	A description of all of power supply alternatives considered by KCPL to meet its load requirements;
e)	A description of environmental investments considered by KCPL to be necessary for the future; and
f)	a description of transmission and distribution upgrades considered by KCPL to be necessary.

II. STIPULATION AND AGREEMENT OF THE PARTIES

          Having considered the Application that KCPL submitted in this matter and having conducted workshops, discovery and settlement negotiations, the parties agree on certain premises, fundamental concepts, and factual conclusions, as set forth hereafter, and recommend that the Commission approve and adopt as its Order in this docket these agreements and the Regulatory Plan for KCPL as set forth in detail below. For purposes of this Agreement, all obligations and conditions agreed and assumed by KCPL shall become, pursuant to the terms of this Agreement, obligations and conditions of any KCPL affiliate, successor, or assignee, which shall be bound in the same manner and to the same extent as KCPL.

A.          Five-Year Regulatory Plan

          1.          Capital Investments: KCPL agrees to undertake reasonable efforts to make energy infrastructure investments as specified in Appendix A and Appendix A-1 from January 1, 2005 through June 1, 2010. The parties to this Agreement recognize that under the unique circumstances respecting KCPL the construction of a new coal-fired generation plant, additions to existing transmission and distribution assets, and investments in certain environmental upgrades, as well as utilization of wind power generation, constitute major elements of a reasonable and adequate resource plan at the time of this Stipulation.

          2.          Consumer Programs: KCPL has developed a number of Demand Response, Efficiency and Affordability programs, which are described in detail in Appendix B and Appendix B-1. No such program will be implemented until Commission approval has been obtained. Further evaluation needs to be made on the Efficiency programs prior to implementation to determine the impact of the Efficiency programs on KCPL and the anticipated cost-effectiveness of the programs presented. KCPL will work with the parties to complete the necessary evaluations to determine the implementation plan for the Efficiency programs. The Efficiency programs may be modified or new programs introduced based on results from the evaluations. KCPL commits to implement the Demand Response and Affordability programs detailed on Appendix B beginning in 2005, upon Commission approval. The current estimated cost associated with Demand Response, Efficiency and Affordability programs is $52.8 million split between Missouri ($29 million) and Kansas ($23.8 million) as detailed on Appendix B-1. The expenditures for Efficiency programs in Kansas for the five-year period will total $ 9.7 million. A detailed review of the programs shall be undertaken at the conclusion of the initial two-year period. This review will be used to evaluate the initial results and what actions should be taken in the future. All parties to this proceeding may participate in the evaluation process. KCPL will accumulate costs for these programs in regulatory asset accounts as the costs are incurred through the next rate case. The amortization of these costs and return will be determined in the next rate case.

          3.          Rate Plan: The parties to this Agreement jointly request that the Commission approve the rate plan as set forth in Appendix C, Appendix C-1 and Appendix C-2. In addition to allowing for consideration of the new investments, the rate plan provides for specific treatment of pension expenses, sales of SO2 allowances, off-systems sales, an Energy Cost Adjustment, AFUDC, depreciation and other matters. The rate treatment of the Contribution in Aid of Construction is addressed below. Subject to the overriding statutory obligation of the Commission, the parties intend for the rate plan attached as Appendix C to run until June 1, 2010.

          4.          Financing: The parties understand that making the capital investments and initiating the customer programs described in Paragraphs 1 and 2 of this section will require KCPL to issue debt securities. The parties also understand that KCPL will be required to refinance all or a portion of debt securities maturing during the term of the Plan.

          Although it is not anticipated that KCPL will need to obtain Commission approval for the issuance such securities, KCPL will file with the Commission within ten days of the issuance of any debt securities occurring during the term of this Agreement, a report including the amount of debt securities issued, date of issuance, interest rate (initial rate if variable), maturity date, redemption schedules or special terms, if any, and use of proceeds. KCPL agrees that the net proceeds from the issuance of these securities will be used for KCPL general corporate purposes, including the repayment of short-term debt. With regard to such debt, KCPL agrees that it will abide by the conditions set forth by the Federal Energy Regulatory Commission in its Order issued February 21, 2003, in Docket No. ES02-51-000. KCPL also acknowledges that future proceedings before the Commission will likely address "ringfencing" and affiliate requirements for utilities in general and that it will be bound by decisions in such proceedings.

          5.          Contributions in Aid of Construction to Maintain Financial Ratios: In Docket No. 01-KCPE-708-MIS, In the Matter of the Application of Kansas City Power & Light Company for an Order Authorizing its Plan to Reorganize Itself into a Holding Company Structure, KCPL agreed to maintain its debt at investment grade. The parties agree that it is desirable for KCPL to take prudent and reasonable actions in its effort to maintain its debt at investment grade levels during the period of the construction expenditures contained in this Agreement. KCPL further understands that it is incumbent upon the Company to take prudent and reasonable actions that do not place its investment grade debt rating at risk and that this Agreement heightens rather than lessens such obligation. KCPL further understands that its Kansas jurisdictional customers will not support any negative impact from KCPL's failure to be adequately insulated from the Great Plains business risks as perceived by the debt rating agencies.

          KCPL recognizes its obligation to continue to prudently manage costs, continuously improve productivity and maintain service quality during the five-year plan. KCPL further recognizes that any finding by the Commission that KCPL has failed to prudently manage its costs, continuously improve productivity and maintain service quality during the five-year period will negate the obligation of the parties to this Agreement other than KCPL ("non-KCPL parties") contained in this section.

          In order to assist in the goal of providing KCPL a reasonable opportunity to maintain its bonds at an investment grade rating during the construction period ending June 1, 2010, the non-KCPL parties agree to support an amortization accounting to be referred to as a Contribution in Aid of Construction ("CIAC"). The CIAC is anticipated to result in lower overall costs of the Resource Plan to ratepayers over the life of such investments than traditional ratemaking, while also providing KCPL with adequate cash flow to maintain its debt at investment grade. (The term "Resource Plan" includes the capital investments identified in Appendices A and A-1, and the Customer Programs identified in Appendices B and B-1.) The lower financing costs associated with investment grade ratings increases the benefits of the CIAC to ratepayers. The non-KCPL parties reserve the right to recommend CIAC amounts in each rate case such that the CIAC amounts in aggregate do not exceed the expected cost savings from the amortization mechanism and the lower costs of capital resulting from the investment grade ratings.

          The parties further recognize and agree that the use of the CIAC is extraordinary and is reasonable only in light of the facts and circumstances of this proceeding. It should not be construed as precedential in any other proceeding or for any other company. The parties' agreement is based on the unique factors in this case, including, but not limited to: (1) the fact that KCPL's debt is currently at an investment grade level; (2) KCPL is engaged in a major construction program that includes the addition of base load generation (coal); and (3) KCPL's construction plan increases its asset base by over 50% within a five to six-year period.

          The CIAC is an amount that will be treated as an additional amortization expense added to KCPL's cost of service for ratemaking purposes in the rate cases contemplated by this Agreement. Any CIAC amounts approved in a rate case shall continue to be booked annually until and unless the Commission approves a change in the annual amount. However, no CIAC amounts will be booked after June 1, 2010. The accumulated CIAC amounts will be treated as increases to the depreciation reserve and be deducted from rate base in any future KCPL rate proceedings, beginning with the 2009 rate case. The specific plant accounts to be reduced by the CIAC amounts shall be determined at a later time. KCPL shall maintain adequate records that identify the CIAC on a state specific basis by vintage year so that Kansas customers will receive recognition of the CIAC funds they have provided. This recognition will occur in the rate base amount established in future rate proceedings.

          The amount of the CIAC in each rate case shall be designed to allow KCPL's projected cash flow from Kansas jurisdictional operations, as determined by the Commission, to meet or exceed the Kansas jurisdictional portion of the lower end of the top third of the BBB range shown in Appendix E for Funds from Operations Interest Coverage and Funds from Operations as a percentage of Average total Debt. Since KCPL will address the Total Debt to Total Capitalization ratio through its issuance of securities, the CIAC is only intended to address the other two ratios shown on Appendix E. The current range for these ratios and definition of components included in the calculation are shown in Appendix E. Should these ratios change or be modified during the five-year rate plan, parties agree to consider the revised ratios and ranges in reviewing and making recommendations regarding the adequacy of cash flows. Should these ratios be unpublished at any time during the term of the plan, the parties agree to work together to determine the appropriate values for these ratios, including consideration of the use of the last published ranges for these ratios.

          The adjustment process to determine the Kansas jurisdictional CIAC amounts in each rate case will be based on the cash flow needs after consideration of the traditional revenue requirements determination and will be based on the major components of such determination. The calculation of the CIAC will exclude any negative cash flow impacts, or consideration of amounts, related to imprudent or unreasonable actions or costs, as determined by the Commission. The prudence of the "Capitalized Lease Obligations" and "Off-Balance Sheet Obligations" will be determined in the first general rate case that affords the Commission the opportunity to review the matter. Additional taxes will be added to the amortization to the extent that the Commission finds such taxes to be appropriate. The calculation of the CIAC will not reflect any negative cash flow impacts related to special contracts but will treat such contract as if they generated revenues at the full generally applicable tariff rates.

          The parties recognize that credit rating agencies review other financial indicators and that these two ratios are not definitive in and of themselves. Credit rating agencies also acknowledge that other factors, some subjective, impact their financial ratings. The parties recognize the fact that KCPL may not earn an investment grade rating even if it meets the BBB+ ratio guidelines. Conversely, the parties recognize the fact that KCPL may earn a BBB+ credit rating without meeting the guidelines set out for a BBB+ credit rating. If KCPL meets the BBB+ credit rating guidelines but does not receive an investment grade credit rating, KCPL agrees that the parties are under no obligation to recommend any further cash flow or rate relief to satisfy the obligations under this section. KCPL also recognizes and agrees that Kansas is only responsible for and will only provide cash flow for its share of the necessary cash flows as set out in this section. Therefore, if KCPL is unable to meet the BBB+ credit ratio guidelines because of inadequate cash flows from its Missouri operations, because of imprudent or unreasonable costs, because of inadequate cash flows from the non-regulated subsidiary of GPE or any risk associated with GPE that is unrelated to KCPL's regulated operations, KCPL will not argue for or receive increased cash flows from Kansas in order to meet the BBB+ credit ratio guidelines.

          The parties will not be precluded from suggesting other amortizations or other relief to address cash flow concerns resulting from a material event such as those identified in Appendix C. No party is precluded from supporting an amortization amount that exceeds the requirements of this section

B.          Conditions

          1.          Reports. KCPL will provide quarterly status updates on the infrastructure commitments contained in Appendix A and Appendix A-1. Such updates will include detailed information regarding actual expenditures in comparison to planned expenditures and a description of any and all efforts by KCPL to efficiently and reasonably procure equipment and services related to the investments. In addition, KCPL will continue its current process of working with the parties in its long-term resource planning efforts to ensure that its current plans and commitments are consistent with the future needs of its customers and the energy needs of the State of Kansas.

          2.          Adherence to Resource Plan. KCPL will not voluntarily incur material capital investments or expenses beyond those contemplated by this Agreement and the Resource Plan without explicit approval by the Commission. For purposes of this provision, "material" means an amount that could affect the financial rating of the company and the amount of CIAC that may be needed.

          3.          Resource Plan Monitoring. KCPL agrees to monitor the reasonableness and adequacy of the Resource Plan until the capital investments described therein are completed. KCPL will on its own or upon request of any non-KCPL parties re-assess the reasonableness and adequacy of the Resource Plan if changed circumstances arise that may impact the reasonableness and adequacy of the Resource Plan during the initial and ongoing implementation of the primary elements of the Resource Plan. Such changes in circumstances would include, but not be limited to:

          a)          terrorist activity or an act of God;

          b)          a material change in federal or state tax laws;

          c)          a material change in federal utility laws or regulations or a material change in Generally Accepted Accounting Principles;

          d)          an unexpected, extended outage or shutdown of a major generating unit(s), other than any major generating unit(s) shut down due to an extended outage at the time of the filing of this Agreement (these units are the major coal burning facilities identified as Hawthorn 5, Iatan, LaCyne 1 & 2 and Montrose 1, 2 & 3, and the nuclear unit Wolf Creek);

          e)          a material change in KCPL's load forecast;

          f)          material changes in the cost and/or reliability of power generation technologies;

          g)          material changes in energy market conditions;

          h)          material changes in the cost and/or effectiveness of emission control technologies;

          i)          material changes in the price of emission allowances; and/or

          j)          material changes in the projected rates and costs to ratepayers resulting from the Resource Plan.

          If KCPL's senior management determines that its Resource Plan should be modified because changed circumstances have impacted the reasonableness and adequacy of the Resource Plan, then it shall file notice with the Commission and notify all parties within ten days of any such determination. In its notification, KCPL will: (1) explain the reason(s) (e.g. changed circumstances) for the proposed change in the Resource Plan, (2) specify the new proposed resource plan, (3) provide a description of the alternatives that it evaluated and the process that it went through in choosing the new proposed resource plan and (4) provide detailed workpapers that support the evaluation and the process whereby a new proposed resource plan was chosen. If any non-KCPL party has concerns regarding KCPL's new proposed resource plan, it shall file notice with the Commission and notify KCPL and all other parties within thirty days of KCPL's written notification to the parties. Upon receipt of any such written notification from a party, KCPL shall promptly schedule a meeting (KCPL must provide reasonable advance notice of the meeting to all parties) where the participants will make good faith efforts to reach consensus regarding how the resource plan should be modified in order to create a modified plan that is reasonable and adequate in light of changed circumstances. Any disputes about the need to modify the resource plan and the manner in which it should be modified will be discussed among the interested parties and these parties will cooperate to resolve the dispute in good faith. Any agreement concerning modification of the resource plan shall be filed with the Commission for approval. If the parties cannot resolve the dispute within ninety days of KCPL's written notification, the matter will be brought to the Commission for its determination.

          Nothing in this section shall be construed to interfere with KCPL's ability to meet its obligations to provide safe and adequate service by obtaining the resources necessary to meet the short-term reserve margin requirements of KCPL's regional reliability organization (KCPL's current regional reliability organization is the Southwest Power Pool).

          4.          Iatan 2 Partnership Issues. KCPL understands and agrees that its choice of partners for participation in Iatan 2 is of concern to Staff. KCPL commits to a fair and objective evaluation of all proposals for such participation, including any proposals submitted by Kansas utilities. KCPL will provide all requested information regarding its choice of partners to Staff.

          5.          Future Resource Plans. In order to provide more assurance that future generation or power supply, including Demand Side Management resources, are acquired at the most reasonable cost and to establish a benchmark of reasonable costs, KCPL agrees that its process for considering or acquiring future resources in addition to those contemplated by this Resource Plan shall include the issuance of a Request for Proposal (RFP) for the supply of such resource by competitive bid. KCPL agrees to consult with Staff in the design and content of the RFP before it is issued.

C.          The Commission's Rights

          Nothing in this Agreement is intended to impinge or restrict, in any manner, the exercise by the Commission of any statutory right, including the right of access to information, or of any statutory obligation, including the obligation to ensure that KCPL is providing efficient and sufficient service at just and reasonable rates.

D.          Parties' Rights

          1.          The parties shall have the right to present pre-filed testimony in support of this Agreement and to provide whatever further explanation of the Agreement the Commission requests. Such pre-filed testimony shall be filed formally in the docket and presented by witnesses at any hearing on this Agreement. Each party's rationale for supporting this Agreement are independent of each other and not acquiesced in or otherwise adopted by other parties unless expressly stated.

          2.          The parties reserve the right to request local hearings in the KCPL service area. The parties also specifically reserve the right to assert a position on any new issue raised at local hearings that has not been addressed in the Agreement.

E.          Effect of Agreement

          The agreements in this Agreement are considered by the parties to be unique and specific to the current circumstances. None of the provisions, including the procedures, ratemaking methods and principles and accounting mechanisms reflected in this Agreement, shall be considered of any precedential value in any other Commission proceedings involving KCPL or any other public utility. This Agreement shall not prejudice or waive any party's legal rights, positions, claims, assertions or arguments in any other proceeding before the Commission or any court.

          The non-KCPL parties enter into this Agreement in reliance upon information provided to them by KCPL. In the event that the Commission finds that KCPL failed to provide the non-KCPL parties with material and relevant information in its possession, or which should have been available to KCPL through reasonable investigation, or in the event the Commission finds that KCPL misrepresented facts relevant to this Agreement, this Agreement shall be terminated.

F.          Negotiated Settlement

          This Agreement represents a negotiated settlement that fully resolves the issues addressed in this document. The parties represent that the terms of this Agreement constitute a fair and reasonable resolution of the issues addressed herein. Except as specified herein, the parties to this Agreement shall not be prejudiced, bound by, or in any way affected by the terms of this Agreement: (a) in any future proceeding; (b) in any proceeding currently pending under a separate docket; and/or (c) in this proceeding should the Commission decide not to approve this Agreement in the instant proceeding. If the Commission accepts this Agreement in its entirety and incorporates the same into a final order without material modification, the parties shall be bound by its terms and the Commission's order incorporating its terms as to all issues addressed herein and in accordance with the terms hereof, and will not appeal the Commission's order on these issues. Furthermore, KCPL will not make any efforts or support any efforts to have legislation enacted that have the effect of changing or modifying the terms of this Agreement.

          Notwithstanding the above, this Agreement shall be subject to good faith renegotiation upon the request of any party if the "Stipulation and Agreement" that was entered into by KCPL, the Staff of the Missouri Public Service Commission and other parties in Missouri Public Service Commission Case No. EO-2005-0329 on March 28, 2005, is rejected by the Missouri Commission or significantly modified by that Commission or by the parties to that agreement. If agreement cannot be reached on appropriate modification of this Agreement, this Agreement shall be considered terminated.

G.          Provisions Are Interdependent

          The provisions of this Agreement have resulted from negotiations among the parties and are interdependent. In the event that the Commission does not approve and adopt the terms of this Agreement in total, it shall be voidable. If this Agreement is terminated or voided, no party hereto shall be bound, prejudiced, or in any way affected by any of the agreements or provisions herein.

H.          Submission Of Documents To The Commission Or Staff

          To the extent this Agreement provides for information, documents or other data to be furnished to the Commission, such information, documents or data shall be filed with the Commission and a copy served upon the Commission's Director of Utilities. Information, documents or data to be furnished to Staff shall be directed to the Commission's Director of Utilities unless other arrangements are made. Such information, documents or data shall be marked and identified with the docket number of this proceeding.

I.          Term Of This Agreement

          This Agreement will be deemed to have become effective as of the date the Order approving the Agreement becomes final, and will expire June 1, 2010, except to the extent that specific agreements are made concerning future events.

Respectfully submitted,
/s/William G. Riggins William G. Riggins Vice-President and General Counsel Kansas City Power & Light Company 1201 Walnut Kansas City, Missouri 64141 ATTORNEY FOR KANSAS CITY POWER & LIGHT COMPANY	/s/Wendy Tatro Wendy Tatro Assistant General Counsel Kansas Corporation Commission 1500 SW Arrowhead Road Topeka, Kansas 66604 ATTORNEY FOR STAFF

/s/James Zakoura James Zakoura 750 Commerce Plaza II 7400 West 110th Street Overland Park, Kansas 66210-2346 ATTORNEY FOR SPRINT AND KANSAS HOSPITAL ASSOCIATION

APPENDIX A

RESOURCE PLAN

ACQUISITION OF COAL-FIRED AND WIND-POWERED GENERATION FACILITIES, TRANSMISSION AND DISTRIBUTION INFRASTRUCTURE ADDITIONS, AND ENVIRONMENTAL UPGRADES

KCP&L commits to undertake commercially reasonable efforts to acquire energy resources and make infrastructure investments as specified below from January 1, 2005 through June 1, 2010. These investments, including those subject to further evaluation, total approximately $1.3 billion, as set forth in Appendix D. This commitment includes completion or substantial progress being made on the following investment projects:

COAL-FIRED GENERATION:

800-900 MW of new generation capacity located at the Iatan site near Weston, Missouri, referred to as Iatan 2, of which KCP&L will own approximately 500 MWs. It is anticipated that Iatan 2 will be in service by June 1, 2010.

KCPL contemplates the possibility of building a railroad bridge for coal deliveries to the Iatan site. The bridge will not be considered a part of the Resource Plan contained in this agreement. Should KCPL build the bridge, parties reserve their right to take any position on the revenue required related to the bridge in a future rate case. KCPL will consult with Staff regarding its negotiations for coal delivery arrangements and the need for the bridge before making a decision regarding the bridge.

WIND-POWER GENERATION:

100 MW of new wind generation facilities to be installed in 2006. This will be subject to the provision in Appendix C, paragraph I.1.d.

A potential of an additional of 100 MW of new wind generation in 2008. The second 100 MW investment in new wind generation will not be considered a part of the Resource Plan unless and until a detailed evaluation supports proceeding with its construction and it receives Commission approval. Interested Parties will be allowed to participate in the evaluation, with access to all relevant information and the opportunity to provide input. As part of the evaluation of the wind generation, KCPL will issue a Request for Proposal (RFP) for a twenty-year purchase power agreement (PPA) for wind generation from independent third parties on a cost per kilowatt-hour basis, which includes any expected tax credits.

TRANSMISSION AND DISTRIBUTION ADDITIONS:

Replacement and upgrade of transmission and distribution facilities as set forth in detail in Appendix A-1.

ENVIRONMENTAL IMPROVEMENTS TO EXISTING GENERATION:

Environmental investments related to Iatan 1 and LaCygne 1 for compliance with environmental regulations will consist of a Selective Catalytic Reduction (SCR) facility, a Flue Gas Desulphurization (FGD) unit and a Baghouse at both Iatan-1 and LaCygne 1. It is anticipated that the SCR at LaCygne 1 will be in service by December 31, 2007, the FGD and Baghouse at LaCygne 1 by May 31, 2010, and the environmental equipment at Iatan 1 by December 31, 2008.

APPENDIX A-1

Asset Management Plan

The following is a description of the Asset Management Plan of Kansas City Power & Light Co. (KCP&L), effective during the 5 year term of this Agreement.

This plan allocates resources to address known issues on the system that either present the highest risk of a major system outage or impact customers through multiple outages over relatively short spans of time. These projects are intended to address the identified system risks and allocate renewal programs where asset and performance data indicate the need.

This plan includes the following elements:
  Conduct a system wide condition assessment and inventory of the overhead distribution system
  Implement projects to address components which are nearing their end of life
  Utilize customer outage data to develop programs that minimize the number of outages customers experience
  Utilize industry experience with our inventory and performance data to conduct studies to develop targeted renewal programs
  Refine our maintenance practices to optimize costs and extend the life of existing facilities
  Implement distribution automation programs.

The capital requirements for this plan are as follows:

Proposed Capital Expenditure Level Increases (excluding demand response programs)
(in millions)	2005	2006	2007	2008	2009	Total
Plan Request *	$4.0	$5.7	$8.6	$11.3	$12.8	$42.3

* These multi-year expenditures are increases above the normal capital expenditures for the years stated.

This plan provides adequate capital to address known system issues and maintain reliability performance.

APPENDIX B

DEMAND RESPONSE, EFFICIENCY AND
AFFORDABILITY PROGRAMS

1. AFFORDIBILTY PROGRAMS

LOW-INCOME AFFORDABLE NEW HOMES PROGRAM

PROGRAM DESCRIPTION

The Low-Income Affordable New Homes Program will be a partnership between KCP&L and non-profit organizations, including Habitat for Humanity and local government community development organizations, to achieve energy-efficient affordable new housing for the low-income community. Incentives will be available for high efficiency CAC, heat pumps and refrigerators. Financial incentives will be set at the full incremental cost for CAC and heat pumps. A $200 incentive will be available towards the purchase of an ENERGY STAR® rated refrigerator. Finally, up to $100 will be available towards the purchase of ENERGY STAR® rated lighting fixtures.

The customer incentive budget is based upon 100% homes receiving refrigerator and lighting incentives and 25% of the homes will receiving high efficiency air conditioners, and 25% receiving high efficiency heat pumps.

EVALUATION

Impacts associated with this program will be estimated based upon engineering analysis. If a control group can be identified, a billing analysis may be conducted after homes that have participated in the program has been occupied for at least 1 full year.

LOW INCOME WEATHERIZATION AND HIGH EFFICIENCY PROGRAM

PROGRAM DESCRIPTION

Qualifying lower income customers can get help managing their energy use and bills through KCP&L's low income weatherization and high efficiency program. The program will work directly with local CAP agencies that already provide weatherization services to low income customers through the DOE and other state agencies. KCP&L will provide supplemental funds to the CAPs to cover the cost of weatherization measures. This program will be administered by the CAP agencies and follows the protocol under current federal and state guidelines. Participants can be a KCP&L owner-occupied residential customer in a one to four-unit structure and have an income that is up to 185% of the federal poverty guidelines. Renters will also be allowed to participate if the landlord pays 50% of the weatherization cost and agrees not to raise the rent for pre-agreed period of time. CAP agencies will be allowed an average of $1,500 per participant for weatherization and other electric savings measures.

This program helps low income customers reduce their energy costs at no cost to the customer. CAP agencies offer a cost effective implementation capability, which allows most of the funds allocated to this program to go directly to the purchase and installation of energy efficiency measures.

EVALUATION

Weatherization impacts for the first two years of the program will be based upon borrowed analysis from other utility programs. In the third year of the program, a billing analysis will be conducted to estimate impacts for all measures.

  EFFICIENCY PROGRAMS

ONLINE ENERGY INFORMATION AND ANALYSIS PROGRAM
USING NEXUS® RESIDENTIAL SUITE

PROGRAM DESCRIPTION

The online energy information and analysis program allows all residential customers with computers to access their billing information and comparisons of their usage on a daily, weekly, monthly or annual basis. This tool will analyze what end uses make up what percent of their usage, and provide information on ways to save energy by end use through a searchable resource center. This tool also allows the user to analyze why their bill may have changed from one month to another. A home comparison also displays a comparison of the customer's home versus an average similar home via an Energy guide label concept.

EVALUATION

Since this is an informational program and any potential savings will be difficult, if not impossible, to accurately measure, KCP&L does not propose to evaluate the program for energy savings. KCP&L will provide reports on usage.

HOME PERFORMANCE WITH ENERGY STAR® PROGRAM - TRAINING

PROGRAM DESCRIPTION

Home Performance with ENERGY STAR® is a unique program which enhances the traditional existing home energy audit service. This program uses the ENERGY STAR® brand to help encourage and facilitate whole-house energy improvements to existing housing. This program focuses on the private-sector contractors and service professionals who currently work on existing homes - replacing HVAC systems, adding insulation, installing new windows, etc. The Missouri Home Performance with ENERGY STAR® Initiative requires contractors to be accredited under Building Performance Institute (BPI) standards. Technicians must possess appropriate skills and are field-tested to obtain certification, further lending credibility to services offered.

The program strives to provide homeowners with consumer education, value and a whole-house approach. Contractors are trained to provide "one-stop" problem solving that identifies multiple improvements that, as a package, will increase the home's energy efficiency. While the program goal is saving energy, its market-based approach and message focus on addressing a variety of customer needs - comfort, energy savings, durability and health and safety. It also encourages the development of a skilled and available contractor/provider infrastructure that has an economic self-interest in providing and promoting comprehensive, building science-based, retrofit services.

EVALUATION

KCP&L will track whole-house evaluations that are performed by certified contractors in their service territory. In year 3, a billing analysis will be conducted between participants and a control group.

CHANGE A LIGHT- SAVE THE WORLD

PROGRAM DESCRIPTION

Changing the world starts with simple actions. When you replace a light bulb or fixture in your home with one that has earned the U.S. government's ENERGY STAR rating, you contribute to a cleaner environment while saving yourself energy, money and time buying and changing lights in your home. Lighting that has earned the ENERGY STAR® rating prevents greenhouse gas emissions by meeting strict energy efficiency guidelines set by the US Environmental Protection Agency and US Department of Energy. ENERGY STAR® encourages every American to change out the 5 fixtures they use most at home (or the light bulbs in them) to ENERGY STAR® qualified lighting, to save themselves more than $60 every year in energy costs.

Every fall, ENERGY STAR® partner retailers, manufacturers, utilities, and state organizations come together to make this change even easier. These partners are working to bring more energy-efficient lighting choices to store shelves than ever before. ENERGY STAR® qualified lighting uses two thirds less energy and lasts 6 to 10 times longer than traditional lighting. When you save energy, you not only save money on your utility bills, you also help to protect our environment. KCP&L will contribute funds annually to the state agencies that are working with the EPA and Energy Star to promote this program in the KCP&L service territory. KCP&L expects most of the funds to be used for point of purchase rebates for CFLs.

EVALUATION

KCP&L will rely on evaluations conducted by the EPA and ENERGY STAR®.

COOL HOMES PROGRAM

PROGRAM DESCRIPTION

The Cool Homes Program will encourage residential customers to purchase and install energy-efficient central air conditioning and heat pumps by providing financial incentives to offset a portion of the equipment's higher initial cost. The program's long-range goal is to encourage contractors/distributors to use energy efficiency as a marketing tool, thereby stocking and selling more efficient units and moving the entire CAC and heat pump market toward greater energy efficiency. Incentives will be set at approximately 50% of incremental cost. SEER 13.0 and higher efficiency equipment will be rebated in 2005. Since federal standards are set to be increased from 10 SEER to 13 SEER in 2006, KCP&L will modify the 2006 incentives to only rebate SEER levels at 15.0 and above.

One important feature of the program that will begin immediately is to offer training in Manual J calculations and System Charging and Airflow for HVAC contractors. Manual J is the industry standard residential load calculation method. The training offers step-by-step examples of properly sizing equipment and also addresses principles of heat transfer. The training teaches HVAC contractors to accurately perform and document cooling load calculations and reduces over-sizing. The System Charging and Airflow course addresses airflow and charging procedures and standards and includes hands-on training in the use of testing equipment. Once enough contractors have undergone this training, KCP&L may mandate that these calculations take place in order to qualify for the incentive.

EVALUATION

Evaluation will include random on-site inspections and engineering analysis. Spot metering and runtime data will also be collected to verify the connected load and full load hour estimates used in the engineering analysis.

ENERGY STAR® HOMES - NEW CONSTRUCTION

PROGRAM DESCRIPTION

This program will require that new homes be constructed to a standard at least 30 percent more energy efficient than the 1993 national Model Energy Code. These savings are based on heating, cooling, and hot water energy use and are typically achieved through a combination of building envelope upgrades, high performance windows, controlled air infiltration, upgraded heating and air, conditioning systems, tight duct systems, and upgraded water-heating equipment.

Homes are qualified as an ENERGY STAR® with use of the Builder Option Packages (BOP). BOPs represent a set of construction specifications for a specific climate zone. BOPs specify performance levels for the thermal envelope, insulation, windows, orientation, HVAC system and water heating efficiency for a specific climate zone that meet the standard. The ENERGY STAR® Homes program will offer technical services and financial incentives to builders while marketing the homes' benefits to buyers. Scaled incentives will be provided to homes that are qualified as ENERGY STAR®.

EVALUATION

Evaluation will include random on-site inspections and engineering analysis. Billing analysis will be conducted in year 3 between participant and control groups.

ONLINE ENERGY INFORMATION AND ANALYSIS PROGRAM

USING NEXUS® COMMERCIAL SUITE

PROGRAM DESCRIPTION

The online energy information and analysis program allows all business and non-profit customers with computers to access their billing information and compare their usage on a daily, weekly, monthly or annual basis, analyze what end uses make up what percent of their usage, and access ways to save energy by end use through a searchable resource center. Targeted case studies provide ideas relevant to the customer's industry. This tool also allows the user to analyze why their bill may have changed from one month to another. A business comparison also displays usage benchmarking data versus similar types of businesses.

EVALUATION

Since this is an informational program and any potential savings will be difficult, if not impossible, to accurately measure, KCP&L does not propose to evaluate the program for energy savings. KCP&L will provide reports on usage.

C&I ENERGY AUDIT

PROGRAM DESCRIPTION

KCP&L will offer rebates to customers to cover 50% of the cost of an energy audit. In order to receive the rebate, the customer must implement at least one of the audit recommendations that qualify for a KCP&L C&I custom rebate. The energy audit rebate will be set at 50% of the audit cost up to $300 for customers with facilities less than 25,000 square feet and up to $500 for customers with facilities over 25,000 square feet. Energy audits must be performed by certified commercial energy auditors. Customers may choose their own auditor or KCP&L can recommend one. Customers with multiple buildings will be eligible for multiple audit rebates.

EVALUATION

KCP&L will track the effectiveness of this program through the evaluations done for the C&I Custom Rebate Program.

C&I CUSTOM REBATE - RETROFIT

PROGRAM DESCRIPTION

The C&I Custom Rebate Retrofit program will provide rebates to C&I customers that install, replace or retrofit qualifying electric savings measures including HVAC systems, motors, lighting, pumps, etc. All custom rebates will be individually determined and analyzed to ensure that they pass the Societal Benefit/Cost Test. Any measure that is pre-qualified (evaluated prior to being installed) must produce a Societal Benefit/Cost test result of 1.0 or higher.

Custom rebates are calculated as the lesser of the following:

    A buydown to a two year payback
    50% of the incremental cost

One customer may submit multiple rebate applications for different measures. Each individual measure will be evaluated on its own merits. Similar measures that are proposed in different facilities or buildings will be evaluated separately. However, no customer, including those with multiple facilities or buildings, may receive more then $40,000 in incentives for any program year.

As noted in the C&I Energy Audit program description, that program is designed to encourage customers to implement audit recommendations that would qualify for rebates under the C&I Custom Rebate Program.

EVALUATION

By design, the custom rebate program is self-evaluating. Impacts are based upon detailed engineering analysis.

C&I CUSTOM REBATE - NEW CONSTRUCTION

PROGRAM DESCRIPTION

The C&I Custom Rebate New Construction will provide rebates to C&I customers that install qualifying electric savings measures including HVAC systems, motors, lighting, pumps, etc. All custom rebates will be individually determined and analyzed to ensure that they pass the Societal Benefit/Cost Test. Any measure that is pre-qualified (evaluated prior to being installed) must produce a Societal Benefit/Cost test result of 1.0 or higher.

Custom rebates are calculated as the lesser of the following:

    A buydown to a two year payback
    50% of the incremental cost

One customer may submit multiple rebate applications for different measures. Each individual measure will be evaluated on its own merits. Similar measures that are proposed in different facilities or buildings will be evaluated separately. However, no customer, including those with multiple facilities or buildings, may receive more then $40,000 in incentives for any program year.

Another component of this program is an online new construction guide that will provide information to commercial builders and developers on energy efficiency in new construction. It first allows the builder or developer to identify the type of new construction building that is being planned, i.e. office building, community center, fire station. It then lists a variety of environmental and energy efficiency options and guides the builder or developer in prioritizing investments for the best results. A sample of this software is available for viewing at http://seattle.bnim.com/. KCP&L proposes to build a similar site for the Kansas City metropolitan area but enhance it with features that tie into our rates and will allow developers and builders to plan buildings that can maximize our rates.

EVALUATION

By design, the custom rebate program is self-evaluating. Impacts are based upon detailed engineering analysis.

BUILDING OPERATOR CERTIFICATION PROGRAM

PROGRAM DESCRIPTION

The Building Operator Certification (BOC) Program is a market transformation effort to train facility operators in efficient building operations and management (O&M), establish recognition of and value for certified operators, support the adoption of resource-efficient O&M as the standard in building operations, and create a self-sustaining entity for administering and marketing the training. This program requires a lot of effort and manpower. KCP&L cannot accomplish the program objectives alone. In year one of this program, KCP&L will work with the Missouri Department of Natural Resources to build a partnership with other Missouri stakeholders (sponsors). Once this has been accomplished, the program will begin to offer customers the Building Operator Training and Certification (BOC) program. The program will use a portion of its sponsor's funds (including the funds provided by KCP&L) to license the BOC curriculum from the Northwest Energy Efficiency Council (NEEC), its developer. Building operators that attend the training course will be expected to pay the cost of the course, less a $100 rebate that will be issued upon successful completion of all course requirements. The program is expected to attract customers with large facilities (over 250,000 sq. ft.) that employ full time building operators.

EVALUATION

KCP&L will track the effectiveness of this program through the evaluations done by the Missouri Department of Natural Resources.

MARKET RESEARCH

PROGRAM DESCRIPTION

The market research component of this program will concentrate on specific opportunities to expand program offerings. Of particular interest will be expanding rebates to other ENERGY STAR® rated appliances such as washing machines; investigating the potential for a 2nd refrigerator pickup program and offering incentives to small commercial customers for ENERGY STAR® rated office equipment.

3. DEMAND RESPONSE PROGRAMS

AIR CONDITIONING CYCLING

PROGRAM DESCRIPTION

The Air Conditioning Cycling (ACC) is a program by which KCP&L can reduce residential and small commercial air conditioning load during peak summer days. The company achieves this load reduction by sending a paging signal to a control device attached to the customer's air conditioner. The control device then turns the air conditioner off and on over a period of time depending on the control and load reduction strategy establish by the company.

EVALUATION

This evaluation will contribute significantly to the decision to extend the program.
    Collect customer hourly usage data for the first three summers.
    Evaluate capacity and energy impacts at the end of the third summer season.

THE ALLIANCE, AN ENERGY PARTNERSHIP PROGRAM

PROGRAM DESCRIPTION

The Alliance, an energy partnership program, is a curtailment and distributed generation program designed to be a partnership with commercial and industrial customers. It is comprised of three coordinated programs. These are MPower, Distributed Generation and Commercial Lighting Curtailment. The program provides incentives to customers to reduce their load or add customer generation to the grid to offset the higher costs KCPL would incur without the reduced load or added customer generation.

MPower is a contracted load curtailment program for large commercial and industrial customers that provide a capacity and energy payment to participating customers to curtail their usage during summer months when high electric demand occurs. Customers are eligible for participation in the program by providing a minimum load reduction of 200 kW during KCP&L's high usage/high cost periods. The Missouri Public Service Commission and the Kansas Commerce Commission have approved the program tariff, currently known as Peak Load Curtailment Credit (PLCC). A new tariff will be filed as this two-part incentive program becomes finalized. The customer contract could extend over several years.

Distributed Generation is a program in which KCP&L contracts with a customer that has on-site generation to use their generator when needed. This program captures additional value from the customer's generator and provides support to the utility grid. The customer contract is expected to be over several years.

Commercial Lighting Curtailment is a program in which KCP&L contracts with commercial customers to reduce their lighting load when requested. This is accomplished by permanently installing control devices that either reduce the voltage to the lights or turn off perimeter lighting in office buildings. In either case new equipment will be installed to achieve this load reduction. The load curtailment contract will extend over several years.

EVALUATION

This evaluation will contribute significantly to the decision to extend the program.
    Customer research
      Focus groups - Sept '05 and Sept '06
      Telephone surveys - Oct '05 and Oct '06
    Process evaluation - Dec '05 and Dec '06
    Impact evaluation - Nov '05 and Nov '06

Rev 2/3/05 to separate
AA from EE	Allocation	Year 1 Estimates

Program	Type	Seg- ment	NC/Ret	Allocation Comments	MO	KS	$ Total	$ MO	$ KS	kW Total	kW MO	kW KS	kWh Total	kWh MO	kWh KS
ANNUAL TOTAL	$6,441,583	$3,520,340	$2,921,240	53,743	30,363	23,379	9,476,868	5,360,226	4,116,637
CUMMULATIVE TOTAL	$6,441,583	$3,520,340	$2,921,240	53,743	30,363	23,379	9,476,868	5,360,226	4,116,637

Annual DR Totals	$3,366,733	$1,718,466	$1,648,267	49,977	28,320	21,656	1,964,327	1,137,555	826,772
Cumulative DR Totals	$3,366,733	$1,718,466	$1,648,267	49,977	28,320	21,656	1,964,327	1,137,555	826,772

Annual EE Totals	$2,591,750	$1,414,561	$1,177,189	3,665	1,958	1,707	7,096,000	3,873,193	3,222,807
Cumulative EE Totals	$2,591,750	$1,414,561	$1,177,189	3,665	1,958	1,707	7,096,000	3,873,193	3,222,807

Annual AFF Total	$483,100	$387,312	$95,784	101	85	16	416,541	349,478	67,058
Cumulative AFF Totals	$483,100	$387,312	$95,784	101	85	16	416,541	349,478	67,058

Affordability

Affordable New Homes	Dir Imp	R-Aff	NC	Currently allocated by % of low income in each state. Incentives to be by actual.	83.9%	16.1%	$16,000	$13,424	$2,573	15	13	2	25,360	21,277	4,078

Low Income Weatherization (non-KCMO)	Dir Imp	R-Aff	Ret	By est. low income population without KCMO	20.4%	79.6%	$117,100	$23,888	$93,212	86	72	14	391,181	328,201	62,980
Low Income WX-KCMO	100%	0%	$350,000	$350,000	$0
Allocation for total	By est. low income population	83.9%	16.1%

Energy Efficiency

Online EE information/analysis (Nexus)	Educ	R	Ret	Set up/software/monthly maintenance by %. User fee to be by actual. Can be made available by state only.	51.5%	48.5%	$281,750	$144,989	$136,761	0	0	0	0	0	0

Home Performance-Training	Dir Imp	R	Ret	Can be limited by state but with great difficulty. Crews work both states.	51.5%	48.5%	$177,500	$91,342	$86,159	0	0	0	0	0	0

Change a Light-Save the World	Dir Imp	R	Ret	Promotion by %. Incentives to be by actual. Can be by state.	51.5%	48.5%	$152,500	$78,477	$74,024	1,125	579	546	2,475,000	1,273,635	1,201,365

Cool Homes Program	Dir Imp	R	Ret	Promotion by %. Incentives to be by actual. Can be by state.	51.5%	48.5%	$955,000	$491,443	$463,557	1,668	858	810	1,948,000	1,002,441	945,559

Energy Star Homes	Dir Imp	R	NC	Promotion by %. Incentives to be by actual. Can be by state.	51.5%	48.5%	$80,000	$41,168	$38,832	0	0	0	0	0	0

PAYS-type Concept	Dir Imp	R	Ret	MO only	100%	0%	$25,000	$25,000	$0	0	0	0	0	0	0

Online EE information/analysis (Nexus)	Educ	C	Ret	Set up/software/monthly maintenance by %. User fee to be by actual. Can be made available by state only.	59.8%	40.3%	$0	$0	$0	0	0	0	0	0	0

C&I Energy Audits	Educ	Comm	Ret	Promotion by %. Incentives to be by actual. Can be by state.	59.8%	40.3%	$0	$0	$0	0	0	0	0	0	0

Custom Rebates	Dir Imp	M&L C&I	Ret	Promotion by %. Incentives to be by actual. Can be by state.	59.8%	40.3%	$30,000	$17,925	$12,075	0	0	0	0	0	0

Custom Rebates	Dir Imp	M&L C&I	NC	Promotion by %. Incentives to be by actual. Can be by state.	59.8%	40.3%	$707,500	$422,731	$284,769	872	521	351	2,673,000	1,597,118	1,075,883

Building Operator Certification	Dir Imp	M&L C&I	Ret	Can be by state.	59.8%	40.3%	$105,000	$62,738	$42,263	0	0	0	0	0	0

Market Research	0	All	0	By % only; cannot be separated	50.0%	50.0%	$77,500	$38,750	$38,750	0	0	0	0	0	0

Demand Response

Residential A/C Cycling	42.3%	57.7%	$1,503,834	$636,122	$867,712	4,532	1,917	2,615	23,537	9,956	13,581
Commercial Curtailment	58.1%	41.9%	$1,862,899	$1,082,344	$780,555	45,445	26,404	19,041	1,940,790	1,127,599	813,191

Budget includes capital & O&M
Appendix B-1

Rev 2/3/05 to separate
AA from EE	Allocation	Year 2 Estimates

Program	Type	Seg- ment	NC/Ret	Allocation Comments	MO	KS	$ Total	$ MO	$ KS	kW Total	kW MO	kW KS	kWh Total	KWh MO	kWh KS
ANNUAL TOTAL	$8,935,244	$4,952,111	$3,983,127	25,985	14,076	11,909	15,072,964	8,553,823	6,519,131
CUMMULATIVE TOTAL	$15,376,827	$8,472,451	$6,904,367	79,728	44,439	35,289	24,549,832	13,914,049	10,635,768

Annual DR Totals	$3,948,794	$2,006,589	$1,942,205	19,281	10,378	8,903	523,584	297,215	226,370
Cumulative DR Totals	$7,315,527	$3,725,055	$3,590,472	69,258	38,699	30,559	2,487,911	1,434,770	1,053,141

Annual EE Totals	$4,437,350	$2,494,785	$1,942,565	6,579	3,593	2,986	14,062,500	7,848,116	6,214,384
Cumulative EE Totals	$7,029,100	$3,909,347	$3,119,753	10,244	5,551	4,693	21,158,500	11,721,309	9,437,191

Annual AFF Total	$549,100	$450,736	$98,357	125	105	20	486,880	408,492	78,378
Cumulative AFF Totals	$1,032,200	$838,049	$194,142	226	190	36	903,421	757,970	145,436

Affordability

Affordable New Homes	Dir Imp	R-Aff	NC	Currently allocated by % of low income in each state. Incentives to be by actual.	83.9%	16.1%	$32,000	$26,848	$5,146	29	24	5	50,720	42,554	8,156

Low Income Weatherization (non-KCMO)	Dir Imp	R-Aff	Ret	By est. low income population without KCMO	20.4%	79.6%	$117,100	$23,888	$93,212	96	81	15	436,160	365,938	70,222
Low Income WX-KCMO	100%	0%	$400,000	$400,000	$0

Allocation for total	By est. low income population	83.9%	16.1%

Energy Efficiency

Online EE information/analysis (Nexus)	Educ	R	Ret	Set up/software/monthly maintenance by %. User fee to be by actual. Can be made available by state only.	51.5%	48.5%	$223,950	$115,245	$108,705	0	0	0	0	0	0

Home Performance-Training	Dir Imp	R	Ret	Can be limited by state but with great difficulty. Crews work both states.	51.5%	48.5%	$127,500	$65,612	$61,889	0	0	0	0	0	0

Change a Light-Save the World	Dir Imp	R	Ret	Promotion by %. Incentives to be by actual. Can be by state.	51.5%	48.5%	$152,500	$78,477	$74,024	1,125	579	546	2,475,000	1,273,635	1,201,365

Cool Homes Program	Dir Imp	R	Ret	Promotion by %. Incentives to be by actual. Can be by state.	51.5%	48.5%	$1,355,000	$697,283	$657,717	2,490	1,281	1,209	2,907,000	1,495,942	1,411,058

Energy Star Homes	Dir Imp	R	NC	Promotion by %. Incentives to be by actual. Can be by state.	51.5%	48.5%	$545,000	$280,457	$264,543	466	240	226	1,303,500	670,781	632,719

PAYS-type Concept	Dir Imp	R	Ret	MO only	100%	0%	$125,000	$125,000	$0	0	0	0	0	0	0

Online EE information/analysis (Nexus)	Educ	C	Ret	Set up/software/monthly maintenance by %. User fee to be by actual. Can be made available by state only.	59.8%	40.3%	$240,900	$143,938	$96,962	0	0	0	0	0	0

C&I Energy Audits	Educ	Comm	Ret	Promotion by %. Incentives to be by actual. Can be by state.	59.8%	40.3%	$60,000	$35,850	$24,150	0	0	0	0	0	0

Custom Rebates	Dir Imp	M&L C&I	Ret	Promotion by %. Incentives to be by actual. Can be by state.	59.8%	40.3%	$502,500	$300,244	$202,256	697	416	281	2,138,000	1,277,455	860,545

Custom Rebates	Dir Imp	M&L C&I	NC	Promotion by %. Incentives to be by actual. Can be by state.	59.8%	40.3%	$922,500	$551,194	$371,306	1,301	777	524	3,989,000	2,383,428	1,605,573

Building Operator Certification	Dir Imp	M&L C&I	Ret	Can be by state.	59.8%	40.3%	$105,000	$62,738	$42,263	500	299	201	1,250,000	746,875	503,125

Market Research	0	All	0	By % only; cannot be separated	50.0%	50.0%	$77,500	$38,750	$38,750	0	0	0	0	0	0

Demand Response

Residential A/C Cycling	42.3%	57.7%	$1,820,634	$770,128	$1,050,506	5,215	2,206	3,009	44,226	18,708	25,519
Commercial Curtailment	58.1%	41.9%	$2,128,160	$1,236,461	$891,699	14,066	8,172	5,894	479,358	278,507	200,851

Budget includes capital & O&M
Appendix B-1

Rev 2/3/05 to separate
AA from EE	Allocation	Year 3 Estimates

Program	Type	Seg- ment	NC/Ret	Allocation Comments	MO	KS	$ Total	$ MO	$ KS	kW Total	kW MO	kW KS	kWh Total	kWh MO	kWh KS
ANNUAL TOTAL	$10,132,247	$5,675,353	$4,456,886	22,500	12,138	10,362	17,544,272	9,930,465	7,613,797
CUMMULATIVE TOTAL	$25,509,074	$14,147,804	$11,361,253	102,228	56,578	45,650	42,094,104	23,844,514	18,249,565

Annual DR Totals	$4,285,047	$2,197,458	$2,087,589	14,975	7,987	6,988	592,050	335,027	257,023
Cumulative DR Totals	$11,600,574	$5,922,513	$5,678,060	84,233	46,686	37,547	3,079,961	1,769,797	1,310,164

Annual EE Totals	$5,205,600	$2,963,726	$2,241,874	7,390	4,038	3,352	16,419,000	9,148,064	7,270,936
Cumulative EE Totals	$12,234,700	$6,873,073	$5,361,627	17,634	9,589	8,045	37,577,500	20,869,374	16,708,127

Annual AFF Total	$641,600	$514,169	$127,423	135	113	22	533,222	447,373	85,839
Cumulative AFF Totals	$1,637,800	$1,352,218	$321,565	361	303	58	1,436,643	1,205,343	231,274

Affordability

Affordable New Homes	Dir Imp	R-Aff	NC	Currently allocated by % of low income in each state. Incentives to be by actual.	83.9%	16.1%	$39,500	$33,141	$6,352	29	24	5	50,720	42,554	8,156

Low Income Weatherization (non-KCMO)	Dir Imp	R-Aff	Ret	By est. low income population without KCMO	20.4%	79.6%	$152,100	$31,028	$121,072	106	89	17	482,502	404,819	77,683
Low Income WX-KCMO	100%	0%	$450,000	$450,000	$0
Allocation for total	By est. low income population	83.9%	16.1%

Energy Efficiency

Online EE information/analysis (Nexus)	Educ	R	Ret	Set up/software/monthly maintenance by %. User fee to be by actual. Can be made available by state only.	51.5%	48.5%	$201,300	$103,589	$97,711	0	0	0	0	0	0

Home Performance-Training	Dir Imp	R	Ret	Can be limited by state but with great difficulty. Crews work both states.	51.5%	48.5%	$147,500	$75,904	$71,597	0	0	0	0	0	0

Change a Light-Save the World	Dir Imp	R	Ret	Promotion by %. Incentives to be by actual. Can be by state.	51.5%	48.5%	$152,500	$78,477	$74,024	1,125	579	546	2,475,000	1,273,635	1,201,365

Cool Homes Program	Dir Imp	R	Ret	Promotion by %. Incentives to be by actual. Can be by state.	51.5%	48.5%	$1,405,000	$723,013	$681,987	2,490	1,281	1,209	2,907,000	1,495,942	1,411,058

Energy Star Homes	Dir Imp	R	NC	Promotion by %. Incentives to be by actual. Can be by state.	51.5%	48.5%	$985,000	$506,881	$478,119	933	480	453	2,607,000	1,341,562	1,265,438
PAYS-type Concept	Dir Imp	R	Ret	MO only	100%	0%	$250,000	$250,000	$0	0	0	0	0	0	0

Online EE information/analysis (Nexus)	Educ	C	Ret	Set up/software/monthly maintenance by %. User fee to be by actual. Can be made available by state only.	59.8%	40.3%	$171,800	$102,651	$69,150	0	0	0	0	0	0

C&I Energy Audits	Educ	Comm	Ret	Promotion by %. Incentives to be by actual. Can be by state.	59.8%	40.3%	$60,000	$35,850	$24,150	0	0	0	0	0	0

Custom Rebates	Dir Imp	M&L C&I	Ret	Promotion by %. Incentives to be by actual. Can be by state.	59.8%	40.3%	$727,500	$434,681	$292,819	1,041	622	419	3,191,000	1,906,623	1,284,378

Custom Rebates	Dir Imp	M&L C&I	NC	Promotion by %. Incentives to be by actual. Can be by state.	59.8%	40.3%	$922,500	$551,194	$371,306	1,301	777	524	3,989,000	2,383,428	1,605,573

Building Operator Certification	Dir Imp	M&L C&I	Ret	Can be by state.	59.8%	40.3%	$105,000	$62,738	$42,263	500	299	201	1,250,000	746,875	503,125

Market Research	0	All	0	By % only; cannot be separated	50.0%	50.0%	$77,500	$38,750	$38,750	0	0	0	0	0	0

Demand Response

Residential A/C Cycling	42.3%	57.7%	$1,849,076	$782,159	$1,066,917	4,518	1,911	2,607	56,669	23,971	32,698
Commercial Curtailment	58.1%	41.9%	$2,435,971	$1,415,299	$1,020,672	10,457	6,076	4,382	535,381	311,056	224,325

Budget includes capital & O&M
Appendix B-1

Rev 2/3/05 to separate
AA from EE	Allocation	Year 4 Estimates

Program	Type	Seg- ment	NC/Ret	Allocation Comments	MO	KS	$ Total	$ MO	$ KS	kW Total	kW MO	kW KS	kWh Total	kWh MO	kWh KS
ANNUAL TOTAL	$11,863,239	$6,545,076	$5,318,157	39,634	21,658	17,976	18,289,046	10,369,124	7,919,912
CUMMULATIVE TOTAL	$37,372,313	$20,692,880	$16,679,410	141,862	78,236	63,626	60,383,150	34,213,638	26,169,476

Annual DR Totals	$6,113,589	$3,083,769	$3,029,821	32,099	17,498	14,601	1,291,845	735,949	555,896
Cumulative DR Totals	$17,714,163	$9,006,282	$8,707,881	116,332	64,183	52,149	4,371,806	2,505,746	1,866,060

Annual EE Totals	$5,100,550	$2,910,571	$2,189,979	7,390	4,038	3,352	16,419,000	9,148,064	7,270,936
Cumulative EE Totals	$17,335,250	$9,783,644	$7,551,606	25,024	13,628	11,396	53,996,500	30,017,438	23,979,062

Annual AFF Total	$649,100	$550,736	$98,357	145	122	23	578,201	485,111	93,080
Cumulative AFF Totals	$2,322,900	$1,902,954	$419,922	506	425	81	2,014,844	1,690,454	324,354

Affordability

Affordable New Homes	Dir Imp	R-Aff	NC	Currently allocated by % of low income in each state. Incentives to be by actual.	83.9%	16.1%	$32,000	$26,848	$5,146	29	24	5	50,720	42,554	8,156

Low Income Weatherization (non-KCMO)	Dir Imp	R-Aff	Ret	By est. low income population without KCMO	20.4%	79.6%	$117,100	$23,888	$93,212	116	97	19	527,481	442,557	84,924
Low Income WX-KCMO	100%	0%	$500,000	$500,000	$0
Allocation for total	By est. low income population	83.9%	16.1%

Energy Efficiency

Online EE information/analysis (Nexus)	Educ	R	Ret	Set up/software/monthly maintenance by %. User fee to be by actual. Can be made available by state only.	51.5%	48.5%	$205,350	$105,673	$99,677	0	0	0	0	0	0

Home Performance-Training	Dir Imp	R	Ret	Can be limited by state but with great difficulty. Crews work both states.	51.5%	48.5%	$127,500	$65,612	$61,889	0	0	0	0	0	0

Change a Light-Save the World	Dir Imp	R	Ret	Promotion by %. Incentives to be by actual. Can be by state.	51.5%	48.5%	$152,500	$78,477	$74,024	1,125	579	546	2,475,000	1,273,635	1,201,365

Cool Homes Program	Dir Imp	R	Ret	Promotion by %. Incentives to be by actual. Can be by state.	51.5%	48.5%	$1,355,000	$697,283	$657,717	2,490	1,281	1,209	2,907,000	1,495,942	1,411,058

Energy Star Homes	Dir Imp	R	NC	Promotion by %. Incentives to be by actual. Can be by state.	51.5%	48.5%	$935,000	$481,151	$453,849	933	480	453	2,607,000	1,341,562	1,265,438
PAYS-type Concept	Dir Imp	R	Ret	MO only	100%	0%	$250,000	$250,000	$0	0	0	0	0	0	0

Online EE information/analysis (Nexus)	Educ	C	Ret	Set up/software/monthly maintenance by %. User fee to be by actual. Can be made available by state only.	59.8%	40.3%	$172,700	$103,188	$69,512	0	0	0	0	0	0

C&I Energy Audits	Educ	Comm	Ret	Promotion by %. Incentives to be by actual. Can be by state.	59.8%	40.3%	$60,000	$35,850	$24,150	0	0	0	0	0	0

Custom Rebates	Dir Imp	M&L C&I	Ret	Promotion by %. Incentives to be by actual. Can be by state.	59.8%	40.3%	$737,500	$440,656	$296,844	1,041	622	419	3,191,000	1,906,623	1,284,378

Custom Rebates	Dir Imp	M&L C&I	NC	Promotion by %. Incentives to be by actual. Can be by state.	59.8%	40.3%	$922,500	$551,194	$371,306	1,301	777	524	3,989,000	2,383,428	1,605,573

Building Operator Certification	Dir Imp	M&L C&I	Ret	Can be by state.	59.8%	40.3%	$105,000	$62,738	$42,263	500	299	201	1,250,000	746,875	503,125

Market Research	0	All	0	By % only; cannot be separated	50.0%	50.0%	$77,500	$38,750	$38,750	0	0	0	0	0	0

Demand Response

Residential A/C Cycling	42.3%	57.7%	$2,963,461	$1,253,544	$1,709,917	7,290	3,084	4,206	92,486	39,122	53,364
Commercial Curtailment	58.1%	41.9%	$3,150,128	$1,830,225	$1,319,904	24,809	14,414	10,395	1,199,359	696,827	502,531

Budget includes capital & O&M
Appendix B-1

Rev 2/3/05 to separate
AA from EE	Allocation	Year 5

Program	Type	Seg- ment	NC/Ret	Allocation Comments	MO	KS	$ Total	$ MO	$ KS	kW Total	kW MO	kW KS	kWh Total	kWh MO	kWh KS
ANNUAL TOTAL	$15,409,699	$8,301,495	$7,108,199	61,531	33,600	27,931	19,466,069	11,059,733	8,406,326
CUMMULATIVE TOTAL	$52,782,013	$28,994,374	$23,787,608	203,393	111,836	91,557	79,849,220	45,273,372	34,575,802

Annual DR Totals	$9,605,249	$4,787,667	$4,817,582	53,986	29,431	24,554	2,423,889	1,388,821	1,035,068
Cumulative DR Totals	$27,319,413	$13,793,949	$13,525,463	170,318	93,615	76,703	6,795,696	3,894,567	2,901,128

Annual EE Totals	$5,105,350	$2,913,091	$2,192,259	7,390	4,038	3,352	16,419,000	9,148,064	7,270,936
Cumulative EE Totals	$22,440,600	$12,696,734	$9,743,866	32,414	17,666	14,748	70,415,500	39,165,502	31,249,998

Annual AFF Total	$699,100	$600,736	$98,357	155	130	25	623,180	522,848	100,322
Cumulative AFF Totals	$3,022,000	$2,503,691	$518,279	661	555	106	2,638,024	2,213,302	424,676

Affordability

Affordable New Homes	Dir Imp	R-Aff	NC	Currently allocated by % of low income in each state. Incentives to be by actual.	83.9%	16.1%	$32,000	$26,848	$5,146	29	24	5	50,720	42,554	8,156

Low Income Weatherization (non-KCMO)	Dir Imp	R-Aff	Ret	By est. low income population without KCMO	20.4%	79.6%	$117,100	$23,888	$93,212	126	106	20	572,460	480,294	92,166
Low Income WX-KCMO	100%	0%	$550,000	$550,000	$0
Allocation for total	By est. low income population	83.9%	16.1%

Energy Efficiency

Online EE information/analysis (Nexus)	Educ	R	Ret	Set up/software/monthly maintenance by %. User fee to be by actual. Can be made available by state only.	51.5%	48.5%	$209,550	$107,834	$101,716	0	0	0	0	0	0

Home Performance-Training	Dir Imp	R	Ret	Can be limited by state but with great difficulty. Crews work both states.	51.5%	48.5%	$127,500	$65,612	$61,889	0	0	0	0	0	0

Change a Light-Save the World	Dir Imp	R	Ret	Promotion by %. Incentives to be by actual. Can be by state.	51.5%	48.5%	$152,500	$78,477	$74,024	1,125	579	546	2,475,000	1,273,635	1,201,365

Cool Homes Program	Dir Imp	R	Ret	Promotion by %. Incentives to be by actual. Can be by state.	51.5%	48.5%	$1,355,000	$697,283	$657,717	2,490	1,281	1,209	2,907,000	1,495,942	1,411,058

Energy Star Homes	Dir Imp	R	NC	Promotion by %. Incentives to be by actual. Can be by state.	51.5%	48.5%	$935,000	$481,151	$453,849	933	480	453	2,607,000	1,341,562	1,265,438
PAYS-type Concept	Dir Imp	R	Ret	MO only	100%	0%	$250,000	$250,000	$0	0	0	0	0	0	0

Online EE information/analysis (Nexus)	Educ	C	Ret	Set up/software/monthly maintenance by %. User fee to be by actual. Can be made available by state only.	59.8%	40.3%	$173,300	$103,547	$69,753	0	0	0	0	0	0

C&I Energy Audits	Educ	Comm	Ret	Promotion by %. Incentives to be by actual. Can be by state.	59.8%	40.3%	$60,000	$35,850	$24,150	0	0	0	0	0	0

Custom Rebates	Dir Imp	M&L C&I	Ret	Promotion by %. Incentives to be by actual. Can be by state.	59.8%	40.3%	$737,500	$440,656	$296,844	1,041	622	419	3,191,000	1,906,623	1,284,378

Custom Rebates	Dir Imp	M&L C&I	NC	Promotion by %. Incentives to be by actual. Can be by state.	59.8%	40.3%	$922,500	$551,194	$371,306	1,301	777	524	3,989,000	2,383,428	1,605,573

Building Operator Certification	Dir Imp	M&L C&I	Ret	Can be by state.	59.8%	40.3%	$105,000	$62,738	$42,263	500	299	201	1,250,000	746,875	503,125

Market Research	0	All	0	By % only; cannot be separated	50.0%	50.0%	$77,500	$38,750	$38,750	0	0	0	0	0	0

Demand Response

Residential A/C Cycling	42.3%	57.7%	$5,018,876	$2,122,985	$2,895,892	12,242	5,179	7,064	123,156	52,095	71,061
Commercial Curtailment	58.1%	41.9%	$4,586,373	$2,664,683	$1,921,690	41,743	24,253	17,491	2,300,733	1,336,726	964,007

Budget includes capital & O&M Appendix B-1

Allocation Schemes

Affordability Programs w/KCMO
Est. Low Income Accounts per MDNR-MO	58,114	83.92%
Est. Low Income Accounts per Census-KS	11,131	16.08%
	69,246

Affordability Programs w/out KCMO
Est. Low Income Accounts per MDNR-MO	2,852	20.40%
Est. Low Income Accounts per Census-KS	11,131	79.60%
	13,983

Kansas Agency	Counties	KCPL Electric Accounts	# Individuals in Poverty	% Individuals in Poverty of Total Individuals In Poverty	Total House-holds Per County	% of Poverty House-holds to Total Per County

Agency		# Households in Poverty	Total House-holds Per County	% of Poverty House-holds to Total Per County	KCPL Electric Accounts by Agency	Estimated Accounts

SEK-CAP		4,081	33,059	12.34%	4,172	515
ECKAN		32,145	629,760	5.10%	206,670	10549
EOF		22,184	157,882	14.05%	478	67
GRAND TOTAL		58,410	820,701	7.12%	211,320	11131

Agency		# Households in Poverty	Total House-holds Per County	% of Poverty House-holds to Total Per County	KCPL Electric Accounts by Agency	Estimated Accounts

Kansas City Dept. of Housing & Comm. Develop.		90,183	368,130	24.50%	225,583	55262
Central Missouri Counties Human Dev Corp		1,102	3,836	28.73%	388	111
Green Hills Comm. Action Agency		1,692	5,736	29.50%	1	0
West Central Missouri Community Action Agency		4,664	30,168	15.46%	2,202	340
Missouri Valley Comm. Action Agency		19,681	62,200	31.64%	7,556	2391
North East Community Action Corporation		2,763	9,199	30.04%	30	9
GRAND TOTAL-MO		120,085	479,269	25.06%	235,760	58114
TOTAL w/out KCMO		29,902	111,139	26.91%	10,177	2,852

Energy Efficiency
By # of Customers: (does not include public street lights or other)	Res	Res	C&I	C&I
MO (per Sep 30 2004 Form 1)	234,170	54.40%	31,603	55.47%
KS (per Sep 30 2004 Form 1)	196,308	45.60%	25,369	44.53%
	430,478		56,972

By kWh Sales: (does not include public street lights or other)	Res		C&I
MO (per Sep 30 2004 Form 1)	2,448,486,984	48.52%	5,742,502,958	64.03%
KS (per Sep 30 2004 Form 1)	2,598,207,743	51.48%	3,225,929,781	35.97%
	5,046,694,727		8,968,432,739

Average - MO		51.46%		59.75%
Average - KS		48.54%		40.25%

Demand Response
Residential A/C Cycling	Missouri	Kansas	Total
Number of residential customers	234,170	196,308	430,478
Percentage of eligible customers	46%	75%
Number of customer with Central A/C	108,082	147,378	255,460
Percentage of Total	42.3%	57.7%

Commercial Curtailment
KW of peak customer load for customer > 200 kW	945,258	578,779	1,524,037
Percentage of Total	62%	38%

Number of Customers with Demand > 200 kW	1,197	1,013	2,210
Percentage of Total	54%	46%

Average Percentage for Commercial	58.1%	41.9%

Appendix B-1

APPENDIX C

RATE PLAN

A. RATE FILINGS

1. The parties agree that KCPL's current rate moratorium should remain in place and its rates should be maintained at current levels through December 31, 2006. KCPL, pursuant to Commission Order in Docket No. 02-KCPE-840-RTS, is required to file a rate case on or before May 1, 2006, with a 2005 calendar test year. KCPL shall meet the rate case filing requirements of Docket No. 02-KCPE-840-RTS by filing a rate case before that date as set out below.

2. A rate application in compliance with K.A.R. 82-1-231, including a full class cost of service study, will be filed with the KCC no later than February 1, 2006. The proposed rate schedules shall have an effective date of January 1, 2007. As part of such filing, KCPL will agree to extend the deadline for a Commission final order on the proposed tariff changes until December 10, 2006, pursuant to K.S.A. 66-117(c). In that filing, KCPL may include new investment in plant that is anticipated to be in service by December 31, 2006.

3. The parties agree that KCPL may seek an additional rate change in 2007. Any such filing shall be made no later than March 1, 2007, with a 2006 calendar test year and January 1, 2008 as the proposed effective date of the new rates. As part of such filing, KCPL will agree to extend the deadline for a Commission final order on the proposed tariff changes until December 10, 2007, pursuant to K.S.A. 66-117(c). In that filing, KCPL may include new investment in plant that is anticipated to be in service by December 31, 2007. Prior to such filing, KCPL shall meet with interested signatory parties to determine if simplified procedures for the rate filing are appropriate or other agreements on the potential rate change may be reached. Any such agreements shall be submitted to the Commission for approval.

4. The parties agree that KCPL may seek an additional rate change in 2008. Any such filing shall be made no later than March 1, 2008, with a 2007 calendar test year and January 1, 2009 as the proposed effective date of the new rates. As part of such filing, KCPL will agree to extend the deadline for a Commission final order on the proposed tariff changes until December 10, 2008, pursuant to K.S.A. 66-117(c). In that filing, KCPL may include new investment in plant that is anticipated to be in service by December 31, 2008. Prior to such filing, KCPL shall meet with interested signatory parties to determine if simplified procedures for the rate filing are appropriate or other agreements on the potential rate change may be reached. Any such agreements shall be submitted to the Commission for approval.

5. KCPL shall make a 2009 rate filing that proposes new rate schedules with an effective date of June 1, 2010. Any such filing shall be filed with the KCC on or before August 15, 2009. The test year for this filing will be the 12 months ending June 30, 2009. As part of such filing, KCPL will agree to extend the deadline for a Commission final order on the proposed tariff changes to May 10, 2010, pursuant to K.S.A. 66-117(c). The filing may include new investment in plant that is anticipated to be in service as of May 31, 2010.

6. Because of the magnitude of these investments and the length of time of the regulatory plan, KCPL may need to adjust the timing of the above rate filings to reflect additional information regarding the construction and timing of investments and other factors. The parties agree to work together to adjust the rate filing schedule to reflect these needs. Such adjustment(s) shall be submitted to the Commission for approval.

7. The parties to this Agreement will not initiate a proceeding at the Commission requesting a change in KCPL's rates during the Rate Plan except the rate cases contemplated above unless at least one of the contingencies listed below applies. A change in rates includes any new surcharge or other mechanism for recovery of costs from ratepayers, except for the mechanisms set forth in this agreement.

(a) A terrorist activity or an Act of God.

(b) A material change in federal or state tax laws.

(c) A material change in federal or state utility laws or regulations, except for a change that permits a new surcharge or other mechanism for recovery of costs.

(d) An unexpected, extended outage or shutdown of a major generating unit(s), other than a major generating unit(s) shut down due to an extended outage at the time of the filing of this agreement.

(e) KCPL does not fulfill its commitments to make the investments described herein during the Regulatory Plan.

(f) It is determined that KCPL failed to provide the Non-KCPL parties with material and relevant information in its possession, or which should have been available to KCPL through reasonable investigation, or that KCPL misrepresented facts relevant to this Agreement and such nondisclosure or misrepresentation resulted in higher rates.

B. ENERGY COST ADJUSTMENT

Concurrent with the new rates to be effective January 1, 2007, KCPL should be allowed to implement an Energy Cost Adjustment ("ECA") mechanism that reflects its total fuel costs on a monthly basis. The details and mechanics of the ECA will be determined in the 2006 rate case proceeding. Should any special contracts with customers exclude the ECA, the ECA computation shall take into account the sales associated with the contract in determining the appropriate ECA.

C. OFF-SYSTEM SALES

The parties also agree that profits from off-system sales should continue to be included above-the-line in the regulatory process during the term of the Five-Year Regulatory Plan. KCPL specifically agrees not to propose any adjustment or modification that would remove any portion of its off-system sales costs and revenues from being passed through the ECA mechanism. The specific details of the ECA mechanism will be determined in the 2006 rate proceeding.

D. SO2 EMISSION ALLOWANCES

1. Appendix C-1 sets forth KCPL's SO2 Emission Allowance Management Policy. With regard to KCPL's sale of SO2 emission allowances during the period beginning with approval of this Agreement and ending June 1, 2010, KCPL will record sales proceeds as a regulatory liability and offset to ratebase for ratemaking purposes. The regulatory liability will be amortized over the same time period used to depreciate environmental assets. Such amortization shall be reflected in rates beginning with the rates resulting from the 2009 rate filing. This provision recognizes that sales of emissions allowances to fund investments in environmental control equipment to meet emissions standards required now or in the future by legislation or Environmental Protection Agency regulations are like-kind exchanges of assets. KCPL will provide all correspondence between the Company and the Internal Revenue Service with respect to SO2 emission allowances to Staff and CURB within fourteen (14) days of such correspondence. KCPL shall be obligated to define the correspondence as Proprietary or Highly Confidential if it so deems the material.

2. In the event the Internal Revenue Service fails to certify SO2 emission allowance sales as like-kind exchanges, the parties will recommend the appropriate amortization period for such allowance sales to be included in the 2009 Iatan 2 case revenue requirement required herein and commence on the effective date of tariffs from that case.

3. KCPL currently purchases coal from vendors under contracts that indicate nominal sulfur content. To the extent that coal supplied has a lower sulfur content than specified in the contract, KCPL pays a premium over the contract price. The opportunity to burn coal with a lower sulfur content is both advantageous to the environment and reduces the number of SO2 emission allowances that must be used. To the extent that KCPL pays premiums for lower sulfur coal prior to January 1, 2007, it may determine the portion of such premiums that apply to retail sales and will record the proportionate cost of such premiums in Account 254 as a reduction of the regulatory liability. But in no event will the charges to the Kansas jurisdictional portion of Account 254 for these premiums exceed $327,000 annually. The portion of premiums applicable to retail will be determined monthly based on the system-wide percentage of MWhs from coal generation used for retail sales versus wholesale sales as computed by the hourly energy costing model. This system wide percentage will be applied to premiums invoiced during the same period.

E. PENSION EXPENSE

1. The intent of this pension agreement is to:

    Ensure that KCPL recovers the amount of the net prepaid pension asset representing the recognition of a negative Statement of Financial Accounting Standards No. 87 (FAS 87) result used in setting rates in prior years;

    Ensure that the amount collected in rates is based on the FAS 87 cost using the methodology described below in item (2.b.);

    Ensure that, once the amount in 2.c. has been collected in rates by the KCPL, all pension cost collected in rates is contributed to the pension trust;

    Ensure that all amounts contributed by the KCPL to the pension trust per items (2.c.) and (2.e.) below are recoverable in rates; and

    Ensure that the KCPL will receive no more or less than the amount in item (2.c.) before the KCPL is required to fund the plan.

2. To accomplish these goals, the following items are agreed upon as part of this Agreement, to be applied as of the first day of the year in which the settlement is approved:

(a) KCPL's FAS 87 cost, for financial reporting purposes, will differ from the method used for ratemaking purposes described in paragraph (2.b.). KCPL made a voluntary decision (not required for compliance with a Commission order) in January 2000, to amortize gains and losses under FAS 87 over a five-year period. A five-year average of the unrecognized gain/loss balance has been amortized over five years since January 2000. Any method, which recognizes gains and losses over a shorter time frame, is considered a "more preferred" method under Generally Accepted Accounting Principles ("GAAP"). Pursuant to GAAP, KCPL is precluded from changing the method of pension accounting to another method unless the change is to a more preferable method. In the case of FAS 87, a preferable method is a method that amortizes gains and losses more rapidly. The method described in paragraph (2.b.) does not amortize gains and losses more rapidly and is not considered a more preferable method. Therefore, KCPL cannot switch to that method for financial reporting. KCPL will establish a regulatory asset or liability for the annual difference in the FAS 87 result from the two different methods. KCPL's outside actuary will maintain actuarial reports under each method on an annual basis. Any difference between the two methods is merely a timing difference that will eventually be recovered, or refunded, through rates under the method used in setting rates over the life of the pension plan. No rate base recognition will be required for any regulatory asset or liability calculated in accordance with this paragraph.

(b) FAS 87 cost, used for ratemaking purposes, will be calculated based on the following methodology:

(i) Market Related Value for asset determination, smoothing all asset gains and losses that occur on and after January 1, 2005 over five years;

(ii) No 10% Corridor; and

(iii) Amortization period of 10 years for unrecognized gains and losses. (With a five-year MRV amortization, all gains/losses are reflected in 15 years.)

(c) Any FAS 87 amount [as calculated in (2.b.) above], which exceeds the Minimum ERISA contribution, will reduce the prior net prepaid asset currently recognized in rate base of $63,658,444 ($28,963,526-Kansas. jurisdictional amount). When the prior net prepaid pension asset currently recognized in rate base is reduced to zero, any amount of FAS 87 [as calculated in paragraph (2.b.)], which exceeds the minimum Employee Retirement Income Security Act of 1974 (ERISA) funding level, must be funded. The Kansas jurisdictional net prepaid pension amount to be included in rate base may be changed as provided in item (2.e.). Any SFAS 87 amount that exceeds the minimum ERISA funding level that is not funded because it exceeds the amount of funding that is tax deductible will be tracked as a regulatory liability to ensure it is funded in the future when it becomes tax deductible.

(d) In the case that FAS 87 expense becomes negative, the KCPL is ordered to set up a regulatory liability to offset the negative expense. In future years, when FAS 87 expense becomes positive again, rates will remain zero until the prepaid pension asset that was created by negative expense is reduced to zero. The regulatory liability will be reduced at the same rate as the prepaid pension asset is reduced until the regulatory liability becomes zero. This regulatory liability is a non-cash item and should be excluded from rate base in future years.

(e) The KCPL will be allowed rate recovery for contributions made to the pension trust in excess of the FAS 87 expense calculated pursuant to paragraph (2.b.) for the following reasons: (1) the minimum required contribution is greater than the FAS 87 expense level, (2) avoidance of Pension Benefit Guarantee Corporation (PBGC) variable premiums, and (3) avoidance of the recognition of a minimum pension liability (i.e. with associated charge to other comprehensive income). A regulatory asset will be established and will be allowed rate base treatment for the excess of any contribution (as defined above) over the annual FAS 87 amount calculated in accordance with paragraph (2.b.).

(f) A regulatory asset or liability will be established on the KCPL's books to track the difference between the level of FAS 87 expense calculated pursuant to paragraph (2.b.) during the rate period and the level of pension expense built into rates for that period, after consideration for pension costs capitalized. The level of FAS 87 current period costs, before capitalization, built into rates for the initial period is established as $22,000,000. If the FAS 87 expense during the period is more than the expense built into rates for the period, KCPL will establish a regulatory asset. If the FAS 87 expense during the period is less than the expense built into rates for the period, KCPL will establish a regulatory liability. If the FAS 87 expense becomes negative, a regulatory liability equal to the difference between the level of pension expense built into rates for that period and $0 will be established. Since this is a cash item, the regulatory asset or liability will be included in rate base and amortized over five years at the next rate case.

(g) Any FAS 87 net prepaid pension asset, other than the amount identified in paragraph (2.c.), will not earn a return in future regulatory proceedings. The regulatory assets/liabilities identified in paragraphs (2.e.) and (2.f.) of this settlement agreement address the inclusion of any additional rate base amounts.

3. The parties agree that KCPL should follow the accounting treatment prescribed by the Federal Energy Regulatory Commission (FERC) in General Instruction No. 23 regarding pension-related Other Comprehensive Income (OCI) and transfer existing and future pension OCI amounts to a regulated asset.

4. In addition, non-KCPL parties reserve the right to propose a different methodology for addressing FASB 87 pension expense in the first KCPL rate case proceeding after 2010. In the event that the Commission addresses FASB 87 pension expense in a general investigation, KCPL agrees to cooperate in such investigation and be bound by the results thereof in rate proceedings subsequent to 2010.

F. CUSTOMER PROGRAMS

In calendar years 2005 through 2009, KCPL commits to implement the Demand Response, Efficiency and Affordability programs detailed in Appendix B, subject to the continuing review and prior approval of the Commission on a program-by-program basis. No program will be implemented until such approval has been obtained. The current design and estimated budgets associated with those programs is $52.8 million split between Kansas ($23.8 Million) and Missouri ($29 million) as detailed in Appendix D.

G. AFUDC, CONSTRUCTION ACCOUNTING AND IN-SERVICE CRITERIA

1. AFUDC. With regard to the AFUDC rate applicable to Iatan 2, KCPL agrees to a 2.5% or 250 basis point reduction in the equity portion of the rate. KCPL shall use this 250 basis point reduction in the AFUDC rate from the effective date of the rates determined in the first rate case (anticipated to be January 1, 2007) and in all subsequent calculations of AFUDC on Iatan 2 until the in-service date of Iatan 2. KCPL shall submit a report to Staff at the beginning of each calendar year during this plan of the AFUDC rates it will use and the calculation thereof.

2. Construction Accounting. The accrual of AFUDC on new investments shall cease when such plant is considered to be in service. This specifically precludes any "Construction Accounting" permitted in other jurisdictions that provides for continued accrual of AFDUC after Iatan 2 is considered in-service until the plant is reflected in rates.

3. In-Service Criteria. For purposes of determining whether the new generation resources are in service, the parties should use the same criteria as used by the Southwestern Power Pool for accreditation. Criteria for determining whether the new emissions control equipment is in service shall be developed by the parties.

H. DEPRECIATION

The parties agree that KCPL is authorized to use the depreciation rates as set forth in Appendix C-2. KCPL agrees to file an updated full depreciation study prior to August 1, 2010.

I. OTHER CONDITIONS

The parties agree that the following conditions apply to the rate proceedings during the term of this agreement and, where applicable, future proceedings:

1. Rate treatment of investments.

(a) So long as KCPL implements the Resource Plan described herein (or a modified plan that has been approved by the Commission) and KCPL is in compliance with its Resource Plan Monitoring obligation, the parties agree that they will not take the position that the described investments should be excluded from KCPL's rate base on the ground that projects were not necessary, or that alternative technologies or fuels should have been used. The parties reserve their rights to inquire regarding the prudence of KCPL's expenditure, or to assert that the appropriate amount to include in KCPL's rate base for these investments is a different amount (e.g. due to imprudent project management) than that proposed by KCPL.

(b) KCPL agrees that it will not request, at any time during or after the Rate Plan, any additional return on the new investments in this plan that may be allowed by K.S.A. 66-117(e) or amendments thereto or other statues intended to encourage renewable resources or energy efficiency or conservation.

(c) The non-KCPL parties specifically reserve their rights to review KCPL's decisions regarding its partners in the Iatan 2 plant and assert that such decisions resulted in higher costs that should not be allowed for rate purposes.

(d) The non-KCPL parties reserve the right to propose adjustments to revenue requirements regarding the prudence of the installed cost, operation and maintenance costs or KWH output of the wind generation as opposed to the costs or output of comparable wind generation facilities.

(e) The parties have not waived their right to argue regarding issues provided for under KSA 66-128.

2. Cost control system. KCPL agrees that it will develop and implement a cost control system that identifies and explains any cost overruns during the construction period above the cost amounts contained in accepted bids for the Iatan 2 project, the wind generation projects and the environment investments and will present such information as part of the appropriate rate proceeding.

3. Deregulation. KCPL recognizes that if generation assets are deregulated in the future, it is at risk for recovery of stranded costs related to the acquisition of the new generation. Furthermore, KCPL acknowledges that ratepayers would be entitled to a greater share of a gain on the disposition of the new generation upon deregulation due to possible implementation of the CIAC mechanism.

4. Special contracts. KCPL agrees that in any rate proceedings, any special contracts with customers that provide for discounted rates will treated as if they provided for revenues at the full generally applicable tariff rate including any ECA tariffs for service from KCPL and that any other special contractual provisions will treated in a manner that results in no increase in rates for other customers.

5. Transmission costs. As part of one of the rate proceedings contemplated by the agreement, KCPL agrees to include a proposal to have its transmission costs reflected in separate rates when it can be done appropriately consistent with its wholesale tariffs. KCPL will consult with the parties about the timing of such a proposal.

6. Rate Design. The parties are not restricted in any manner as to the position they may take in the above rate proceedings regarding rate design.

7. Costs of Debt. For purposes of determining the cost of debt in the rate proceedings during the plan, the lower of the actual cost of debt or the cost of debt for an investment grade rating will be used.

8. Jurisdictional Allocations. The parties agree to use the 12 Coincident Peak method of allocating costs to the Kansas jurisdictional cost of service.

APPENDIX C-1

Kansas City Power & Light Company
SO2 Emission Allowance Management Policy

Introduction

The purpose of the SO2 Emission Allowance Management Policy (SEAMP) is to set out the approach, guidelines and reporting requirements that Kansas City Power & Light Company (KCPL) will utilize to manage its SO2 emission allowance inventory. Specifically, this policy is structured to achieve the following objective:

Continue to manage "banked" (past vintage) SO2 emission allowances, current and future allowances in a manner that will mitigate, subject to any identified risk considerations, the expected future emission allowance cost associated with complying with current and future environmental regulations while fulfilling obligations to provide adequate service at reasonable rates, by optimizing the value to KCPL through transactions of allowances. As used in this objective statement, decisions impacting the "expected future emission allowance cost associated with complying with current and future environmental regulations" shall take into consideration: the market price of SO2 emission allowances needed for compliance with environmental regulations, the cost of investments in emission control equipment, additional operating and maintenance costs associated with new installations of emission control equipment, and other changes in power production costs (e.g. due to declines in the efficiency (heat rates) of generating units and changes in merit order of unit dispatch) associated with new installations of emission control equipment.

History

Following are excerpts from the Environmental Protection Agency's (EPA's) website (http://www.epa.gov/airmarkets/arp/overview.htlm#phases) describing the SO2 emission allowance trading program:

Title IV of the Clean Air Act [(CAA)] sets a goal of reducing annual SO2 emissions by 10 million tons below 1980 levels. To achieve these reductions, [a program, deemed the Acid Rain Program, was implemented].

The Acid Rain Program represents a dramatic departure from traditional command and control regulatory methods which establish specific, inflexible emissions limitations with which all affected sources must comply. Instead, the Acid Rain Program introduces an allowance trading system that harnesses the incentives of the free market to reduce pollution.

Under this system, affected utility units are allocated allowances based on their historic fuel consumption and a specific emissions rate. Each allowance permits a unit to emit 1 ton of SO2 during or after a specified year. For each ton of SO2 emitted in a given year, one allowance is retired, that is, it can no longer be used.

Allowances may be bought, sold, or banked. Anyone may acquire allowances and participate in the trading system. However, regardless of the number of allowances a source holds, it may not emit at levels that would violate federal or state limits set under Title I of the Clean Air Act to protect public health.

During Phase II of the program (now in effect), the Act set a permanent ceiling (or cap) of 8.95 million allowances for total annual allowance allocations to utilities. This cap firmly restricts emissions and ensures that environmental benefits will be achieved and maintained.

Procedures

KCPL finds itself in a position where it has an inventory of past, current and future vintage SO2 emission allowances. The following presents procedures that KCPL will follow to manage its allowance inventory in order to benefit KCPL and its customers and to provide information helpful in review of such activities.

SO2 Plans

As stated above, KCPL is allocated a certain number of SO2 emission allowances as provided by law and/or regulation. Each year, allowances are issued for the year 30 years following. KCPL, as part of this agreement, will provide to KCC Staff and CURB annually its SO2 Plan (SO2 Plan). As part of the annual SO2 Plan, KCPL will provide the number of allowances it currently has banked, the number of allowances it projects to need on a yearly basis, and the number of additional allowances it projects to receive in future years. The annual SO2 Plan will also consider the scheduled commitments already in place.

The annual SO2 Plan will consider the types of coals that will be burned in generating units, the sulfur content of those coals, expected regulations that may affect the SO2 allowance management program, and expected installed air quality pollution control equipment that will affect emission rates of generating units.

Commencing with the first full calendar year the SEAMP is in effect, KCPL will provide its annual SO2 Plan to KCC Staff and CURB by March 31 of each calendar year.

The annual SO2 Plan may need to be updated throughout the year. Reasons which may require interim updates would include, but not be limited to: (1) substantial changes in the price of allowances, (2) substantial changes in the cost and/or effectiveness of emission control technologies, (3) substantial changes in environmental regulations or proposed environmental regulations, (4) substantial changes in other energy market conditions and (5) market opportunities. The KCC Staff and CURB will be notified if transactions not included in the annual SO2 Plan exceed the projections by 50,000 allowances or more.

Any disputes about an SO2 Plan or any mid-year updates to a Plan will be discussed among the parties and the parties will cooperate to resolve the dispute in good faith. If the parties cannot resolve the dispute within forty (40) days of the original filing date, the matter will be brought to the KCC for its determination.

Contents of the SO2 Plan

The initial SO2 Plan provided an assessment of the short-term to long-term allowance cost risk for compliance with current and future environmental regulations at various KCPL generating facilities. This assessment considered KCPL's option to install air quality control equipment that would lower SO2 emission rates.

Annual SO2 Plans will include at least three different scenarios of projections. A baseline projection will be made based on projected fuel types (sulfur content), projected emission rates, and best estimate of future regulations. A second projection will be made that looks at a high emissions scenario. The final projection will look at a low emissions scenario. These scenarios will be used to project a range of future allowance bank surpluses or deficits for each year of a planning horizon. The planning horizon will consist of at least ten (10) years.

SO2 Plans will set out a range of allowances for intended transactions that KCPL proposes during the upcoming year. This range of allowances and the intended transactions will be based on a methodology that will consider risk exposure associated with the expected future emission allowance cost for complying with current and projected future environmental regulations while fulfilling obligations to provide adequate service at reasonable rates and ensuring that the operation of KCPL generators will not be restricted due to a deficiency of available SO2 emission allowances.

SO2 Plans will include a summary of the previous year's transactions including for each transaction the type of transaction, the quantity of allowances involved in the transaction, the quantity and vintage of any allowances received as a result of the transaction, any monetary value received as a result of the transaction, and any expenses (such as brokerage fees) related to the transaction. SO2 Plans will also include the quantity of allowances issued to KCPL in the past year by the EPA, the quantity of allowances used to offset emissions in the past year, the quantity of allowances (or value thereof) used to offset sulfur premiums paid under coal contracts, and the quantity of unused allowances allocated to partners.

Because public knowledge of KCPL's plans would jeopardize its ability to manage its SO2 emission allowances, KCPL's submitted projections (both the SO2 Plans and any updates to those Plans) and all transaction documentation will be considered "highly confidential." Certain public information included in the Plans will continue to be available on the Internet on the EPA's website.

Types of Transactions

For the purposes of KCPL's SEAMP the following transactions will be allowed and defined as follows.

SO2 Emission Allowance Purchases - SO2 emission allowances purchased to meet expected requirements of KCPL's units.

SO2 Emission Allowance Sales - SO2 emission allowances sold from KCPL's share of general or unit account holdings.

SO2 Emission Allowance Exchanges - The exchange of SO2 emission allowances either as a "like-kind" exchange or from one vintage to another.

SO2 Emission Allowance Call Sales - The sale of an option that gives the buyer (holder) the right to buy SO2 emission allowances for a specified price within a specified time period in exchange for a premium payment. It obligates the seller (writer) of the option to sell SO2 emission allowances at the designated price should the buyer exercise the option.

SO2 Emission Allowance Put Purchases - The purchase of an option that gives the buyer (holder) the right but not the obligation to sell SO2 emission allowances for a specified price within a specified time period in exchange for a premium payment. It obligates the seller (writer) of the option to buy SO2 emission allowances at the designated price should the buyer exercise the option.

Trading Parameters and Authorization

Details of the (1) internal controls, (2) authorization parameters and limits, (3) internal management reports, and (4) duties and workflow of personnel involved in implementing and overseeing the SEAMP are included in separate documentation; however, the following paragraph sets forth the fundamental controls for the SEAMP program. SO2 allowance trading can only be authorized by the Company's Designated Representative (DR), Authorized Account Representative (AAR), or Alternate Authorized Account Representative (AAAR) as defined by the CAA. Approval requirements for transactions will be consistent with other similar transaction approval requirements within the Company. Proceeds and costs related to transactions completed under the SEAMP will be accounted for in account 254000, Other Regulatory Liabilities.

Special Allowance Reserve

Because the availability of allowances is crucial to ensure both the economic efficiency of the emissions limitation program and the addition of new electric-generating capacity, Title IV of the CAA mandates that EPA hold or sponsor yearly auctions of allowances for a small portion of the total allowances allocated each year. The auctions help ensure that new units have a public source of allowances beyond those allocated initially to existing units. The parties recognize that, to supply this auction, the EPA withholds a portion of the Company's annual allowance allocation. The EPA sells these allowances at auction and provides the proceeds to KCPL. The parties understand that KCPL has no control over such EPA withholding or the amount of proceeds received for these auctioned allowances; however, any such proceeds will be accounted for in the same manner as a transaction completed under the SEAMP.

Summary of 2005 SO2 Plan

In addition to the factors discussed above under SO2 Plans, KCPL's current projections are influenced by the following:

  Baselines for each unit were established for the initial allocation of SO2 emission allowances based on historical averages for fossil fuel consumed from 1985 through 1987.

  While KCPL net generation has been greater than the generation levels established in the baseline, significant reductions in SO2 emissions have resulted because of conversions to Power River Basin coal.

  KCPL has accumulated past vintage allowances in its SO2 allowance "bank".

  The Clean Air Interstate Rule (CAIR) will impact future SO2 emission allowance requirements.

  The respective State Implementation Plans set forth by Missouri and Kansas to address implementation of CAIR will impact future SO2 emission allowance requirements.

  New SO2 emission regulations are anticipated to have the impact of requiring two allowances for each ton of SO2 emitted beginning with vintage 2010, and three allowances for each ton emitted beginning with vintage 2015.

  KCPL's strategic initiative for implementing environmental upgrades aligns timing of such upgrades with changes in allowance requirements noted above.

  If no sales strategy is implemented as part of the Regulatory Plan, KCPL will maintain an inventory of SO2 emission allowances well in excess of requirements given implementation of comprehensive environmental retrofits as scheduled in the Regulatory Plan.

KCPL's Regulatory Plan includes the sale of SO2 emission allowances. Because the need for allowances will decrease with the completion of environmental upgrades described in the Regulatory Plan, the proposed sale of SO2 allowances will provide needed cash flow during periods of high capital expenditures anticipated in the Regulatory Plan while maintaining a relatively low post-construction period allowance cost impact.

KCPL's strategy for environmental upgrades, including the cost thereof and unit-specific schedules, is included in the KCPL Regulatory Plan.

Appendix C-2

Kansas City Power & Light Company
Depreciation & Amortization Rates
Kansas Jurisdictional

Account	Acct. No.	Avg. Service Life	Net Salvage	Deprec. Rate

Total Steam Production (Note)
Structures & Improvements	311	32.0	-10.0%	3.44%
Structures & Improv - Haw 5 Rebuild	311			0.85%
Boiler Plant Equipment (excl trains)	312	25.5	-5.0%	4.12%
Boiler Plant Equipment - Trains	312	15.0	10.0%	6.00%
Boiler Plant Equipment-Scrubber-La Cygne	312	10.0	0.0%	10.00%
Boiler Plant Equip - Haw 5 Rebuild	312			1.02%
Turbogenerator Units	314	42.4	0.0%	2.36%
Accessory Electric Equipment	315	33.7	5.0%	2.82%
Accessory Electric Equip - Haw 5 Rebuild	315			0.70%
Acc Electric Equip - Computers (like 391)	315	30.0	8.0%	3.07%
Miscellaneous Power Plant Equipment	316	22.8	5.0%	4.16%
Misc Power Plant Equip - Haw 5 Rebuild	316			1.03%

Total Nuclear Production (Note)
Structures & Improvements	321			1.55%
Reactor Plant Equipment	322			1.73%
Turbogenerator Unites	323			1.96%
Accessory Electric Equipment	324			1.73%
Miscellaneous Power Plant Equipment	325			2.36%
Nuclear Plant Write-Off	328			1.73%

Total Combustion Turbines
Structures & Improvements	341	25.0	0.0%	4.00%
Fuel Holders, Producers, & Acc. Equip.	342	25.0	0.0%	4.00%
Generators	344	25.0	0.0%	4.00%
Accessory Electric Equipment	345	25.0	0.0%	4.00%

Total Wind Generation
Structures & Improvements	341	20.0		5.00%
Generators	344	20.0		5.00%
Accessory Electric Equipment	345	20.0		5.00%

Total Transmission Plant
Structures & Improvements	352	45.0	-5.0%	2.33%
Station Equipment	353	29.3	5.0%	3.24%
Station Equip-Communication Equip (like 397)	353	36.0	5.0%	3.65%
Towers & Fixtures	354	40.0	-10.0%	2.75%

Notes: Nuclear Production rates are based on a lifespan under a 60-year license using remaining life rates. Rates for Steam Production Plant related to Hawthorn Unit 5 Rebuild plant reflect Missouri jurisdictional rates after consideration of insurance and subrogation recoveries recorded in Account 108, Accumulated Provision for Depreciation. Future depreciation studies will use remaining life rates.

APPENDIX C-2

Poles & Fixtures	355	27.0	-5.0%	3.89%
Overhead Conductors & Devices	356	27.0	15.0%	3.15%
Underground conduit	357	50.0	-5.0%	2.10%
Underground Conductors & Devices	358	50.0	10.0%	1.80%

Total Distribution Plant
Structures & Improvements	361	45.0	-5.0%	2.33%
Station Equipment	362	37.0	7.0%	2.51%
Station Equip-Communication Equip (like 397)	362	26.0	5.0%	3.65%
Poles, Towers, & Fixtures	364	30.0	-6.0%	3.53%
Overhead Conductors & Devices	365	27.0	25.0%	2.78%
Underground Conduit	366	50.0	-5.0%	2.10%
Underground Conductors & Dev	367	25.0	20.0%	3.20%
Line Transformers	368	25.0	10.0%	3.60%
Services	369	33.0	5.0%	2.88%
Meters	370	28.0	5.0%	3.39%
Install on Customers' Premises	371	8.5	2.0%	11.53%
Street Lighting & Signal Systems	373	29.0	5.0%	3.28%

Total General Plant
Structures & Improvements	390	50.0	5.0%	1.90%
Office Furniture & Equipment	391	30.0	8.0%	3.07%
Transportation Equipment	392	11.0	15.0%	7.73%
Stores Equipment	393	30.0	5.0%	3.17%
Tools, Shop & Garage Equipment	394	27.0	5.0%	3.52%
Laboratory Equipment	395	33.0	5.0%	2.88%
Power Operated Equipment	396	15.0	20.0%	5.33%
Communication Equipment	397	26.0	5.0%	3.65%
Miscellaneous Equipment	398	17.0	5.0%	5.59%

Amortization of Limited Term & Other Electric Plant

Account	Acct. No.	Avg. Service Life	Net Salvage	Deprec. Rate

Intangible - Five Year Software	303	5.0	0.0%	20.0%
Intangible - Ten Year Software	303	10.0	0.0%	10.0%
Intangible - Communication Equip (like 397)	303	26.0	5.0%	3.65%
Intangible - Accessory Equip (like 345)	303	25.0	0.0%	4.00%
Steam Prod-Structures & Impr-Leasehold Impr	311	Lease
Combustion Turbine Plant - Land Rights	340			0.00%
Transmission Plant - Land Rights	350			0.00%
Distribution Plant - Land Rights	360			0.00%
General -Structures & Impr-Leasehold Impr	390	Lease

Notes: Nuclear Production rates are based on a lifespan under a 60-year license using remaining life rates. Rates for Steam Production Plant related to Hawthorn Unit 5 Rebuild plant reflect Missouri jurisdictional rates after consideration of insurance and subrogation recoveries recorded in Account 108, Accumulated Provision for Depreciation. Future depreciation studies will use remaining life rates.

Appendix D

	REGULATORY INITIATIVES
	CAPITAL/AMORTIATIONS PROJECTS
	($s in thousands)

PROJECT	2005	2006	2007	2008	2009*	TOTAL

IATAN 2	13,027	30,912	129,920	230,499	329,308	733,666

WIND GENERATION	19,215	111,623	0	0	0	130,838

ENVIRONMENTAL	8,387	44,949	107,900	101,225	9,352	271,813

ASSET MANAGEMENT	4,000	5,696	8,501	11,309	12,820	42,326

DSM PROGRAMS	6,442	8,935	10,132	11,863	15,410	52,782

TOTAL	51,071	202,115	256,453	354,896	366,890	1,231,425

 *Iatan 2 numbers include $148,680(000) of expenditures in 2010

APPENDIX E

Credit Ratio Ranges & Definitions

	AA		A		BBB			BB

	Min.	Max.	Min.	Max.	Min.	Top 1/3	Max.	Min.	Max.

Total Debt to Total Capitalization(1)	32%	40%	40%	48%	48%	51%	58%	58%	62%

Funds From Operations Interest Coverage (2)	5.2x	6.0x	4.2x	5.2x	3.0x	3.8x	4.2x	2.0x	3.0x

Funds From Operations as a % of Average Total Debt(3)	35%	45%	28%	35%	18%	25%	28%	12%	18%

Ratio Definitions:

(1) "Total Debt to Total Capitalization" is calculated as Total Debt (divided by) Total Capitalization where Total Debt and Total Capitalization are defined as below:
    Total Debt is calculated as:

*Notes Payable + Current Maturities of Long-Term Debt + Current Capitalized Lease Obligations + Long-Term Debt + Capitalized Lease Obligations + Total Off-Balance Sheet Debt
    "Total Off-Balance Sheet Debt" includes off-balance sheet financings such as:

*Operating and synthetic leases, accounts receivable securitizations, contingent liabilities and other potential off-balance sheet obligations
    Total Capitalization includes:

*Total Debt + Minority Interest + Total Preferred and Preference Stock + Common Stock Equity

(2) "Funds From Operations Interest Coverage" is calculated as (Funds From Operations + Gross Interest Expense) (divided by) Gross Interest Expense where Funds From Operations and Gross Interest Expense are defined as below:
    Funds From Operations is calculated as:

*Cash From Operations - Working Capital
    Gross Interest Expense is calculated as:

*Interest Expense (net) + Allowance For Borrowed Funds Used During Construction + Interest on Off-Balance Sheet Debt

(3) "Funds From Operations as a % of Average Total Debt" is calculated as Funds From Operations (divided by) Average Total Debt where Funds From Operations and Average Total Debt are defined as below:
    Funds From Operations

*As defined above
    Average Total Debt is calculated as:

*The average total debt over the period subject to analysis